EXHIBIT 10.74
PURCHASE AND SALE AGREEMENT
     THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into as of January 29, 2007 by and among Rogers Street, LLC, a Delaware limited liability company and Lyme/Houston Development I, LP, a Delaware limited partnership and Kendall Square LLC, a Delaware limited liability company (collectively, the “Seller”) and BioMed Realty, L.P., a Maryland limited partnership (the “Purchaser”), having an office at 17140 Bernardo Center Drive, Suite 222, San Diego, California 92128, with a facsimile number of (858) 485-9843. The Seller has an office c/o Lyme Properties LLC, 101 Main Street, 18th floor, Cambridge, MA 02142 Attn: Robert L. Green, with a facsimile number of (617) 225-2133. Any written consent or approval given by Kendall Square LLC shall be deemed to have been given by Seller.
     In consideration of the mutual promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE 1
Definitions
     Section 1.1. Definitions. For purposes of this Agreement, capitalized terms not otherwise defined herein have the meanings set forth below:
     “Actual Remaining Cost” shall have the meaning set forth in Section 2.2(b).
     “Architect” shall mean Arrowstreet, Inc.
     “Architect’s Services” shall mean the Architect’s services listed on the attached Schedule 7.2(b)(iv)-7(B).
     “Architect’s Statement” shall have the meaning set forth in Section 6.1(e).
     “Arrowstreet Agreement” shall mean that certain Agreement between Owner and Architect effective as of January 17, 2000 between Rogers Street, LLC and the Architect, as amended.
     “Asserting Party” shall have the meaning set forth in Section 11.21.
     “Assignment and Assumption Agreement” shall mean an Assignment, Assumption and Bill of Sale Agreement in substantially the form attached hereto as Schedule 8.2(e).
     “Assignment and Assumption of Ground Lease” shall mean an Assignment and Assumption of Ground Lease in substantially the form attached hereto as Schedule 8.2(b).

     “Assignment of Reserved Development Rights” shall have the meaning set forth in Schedule 4.1 attached hereto.
     “Brokerage Agreements” shall mean the lease brokerage agreements listed on the attached Schedule 7.2(b)(iv)-4.
     “Business Day” shall mean any day of the week other than Saturday, Sunday, or a day on which banking institutions in Boston, Massachusetts are obligated or authorized by law or executive action to be closed to the transaction of normal banking business.
     “CER Declaration” shall mean the Declaration of Covenants, Easements and Restrictions of Kendall Square, dated as of July 17, 2002 and recorded in the Middlesex South District Registry of Deeds on July 19, 2002 as Instrument No. 983 in Book 35927, Page 246, as affected by Certificate of Confirmation by Kendall Square LLC, dated March 8, 2005 and recorded with the Middlesex South District Registry of Deeds in Book 44817, Page 554.
     “CER Declaration Estoppel Certificate” shall have the meaning set forth in Section 6.1(i).
     “Certificate” shall have the meaning set forth in Section 6.1(k).
     “CES” shall mean Commonwealth Energy System.
     “CES Documents” shall mean the following agreements between Kendall Square LLC (or its predecessor in interest) and CES (or its predecessor in interest): Release and Indemnity Agreement dated as of August 18, 1998, Remediation Agreement dated as of August 18, 1998, as amended by Amendment Number One dated April 30, 2002, and those two side letters dated April 4, 2002 and April 9, 2002.
     “CES Estoppel” shall have the meaning set forth in Section 6.1(j).
     “Claim” shall have the meaning set forth in Section 10.6.
     “Claim Period” shall have the meaning set forth in Section 7.3(d).
     “Closing” shall mean the consummation of the purchase and sale of the Property pursuant to the terms of this Agreement.
     “Closing Date” shall mean April 4, 2007, as such date may be extended in accordance with the express extension provisions of this Agreement.
     “Closing Statement” shall have the meaning set forth in Section 8.4(n).
     “Code” shall mean the Internal Revenue Code of 1986, and all amendments thereto and all regulations issued thereunder.
     “coming due” shall have the meaning set forth in Section 6.4(c).

     “Condemnation” shall have the meaning set forth in Section 6.3(a).
     “Confidential Information” shall mean all information concerning the Property, the Leases and Seller, excluding information that is available to the general public from sources other than disclosure by Purchaser or its agents in violation of this Agreement.
     “Construction Personal Property” shall mean materials or other items used in connection with the construction of the Major Line Item Project that are or will become the property of Seller.
     “Contract Substantial Completion Date” shall have the meaning set forth in the Contractor’s Statement.
     “Contractor” shall mean Linbeck, Inc.
     “Contractor’s Services” shall mean the change orders, pending change orders and disputed claims of Contractor listed on the attached Schedule 7.2(b)(iv)-7(A).
     “Contractor’s Statement” shall have the meaning set forth in Section 6.1(d).
     “Damage Cap” shall have the meaning set forth in Section 10.4.
     “Deeds” shall mean the Massachusetts Deeds and the Texas Deed.
     “Defending Party” shall have the meaning set forth in Section 11.21.
     “Deposit” shall have the meaning set forth in Section 3.1.
     “Disputed Architect Claims” shall have the meaning set forth in the Architect’s Statement.
     “Disputed Contractor Claims” shall have the meaning set forth in the Contractor’s Statement.
     “Due Diligence Materials” shall have the meaning set forth in Section 5.2.
     “Effective Date” shall mean the date of this Agreement.
     “Environmental Insurance Policies” shall mean the environmental insurance policies listed on the attached Schedule 7.2(a).
     “Environmental Laws” shall have the meaning set forth in Section 11.19.
     “eRoom” shall have the meaning set forth in Section 5.2.
     “Escrow Agent” shall mean the Title Company.

     “Escrow Agreement” shall have the meaning set forth in Section 3.1.
     “Hazardous Materials” shall have the meaning set forth in Section 11.19.
     “Houston Real Property” shall mean the real property described on Exhibit A-1 attached hereto and all buildings, structures and other improvements located thereon, together with and subject to all privileges, rights, easements and appurtenances belonging to or burdening such property (including the Permitted Exceptions) and all right, title and interest of Seller, if any, in and to any streets, alleys, passages or other rights-of-way or appurtenances included in, adjacent to or used in connection with such property.
     “Joint Venture Entity” shall mean a limited partnership, limited liability company or any other joint venture entity that is managed, either directly or indirectly, by any Related Entity(s) (provided that the management rights of such Related Entity(s) may be subject to (i) the right of one or more other partners, members or other venturers in such joint veture to approve certain material transactions entered into, other actions taken by or other major decisions made for, such Joint Venture Entity and (ii) other customary rights, so long as no such rights can ever be exercised with respect to the transactions contemplated by this Agreement).
     “Kendall Square Real Property” shall mean the real and other property respectively described on Exhibit A-2 attached hereto and all buildings, structures and other improvements located thereon, together with and subject to all privileges, rights, easements and appurtenances belonging to or burdening such property (including the Permitted Exceptions) and all right, title and interest of Seller, if any, in and to any streets, alleys, passages or other rights-of-way or appurtenances included in, adjacent to or used in connection with such property.
     “Kendall Square South Garage” shall mean that portion of the Kendall Square Real Property described as such in Exhibit A-2.
     “KS South Primary Condominium Estoppel Certificate” shall have the meaning set forth in Section 6.1(h)-1.
     “Lease Expenses” shall mean the Seller Lease Expenses and the Purchaser Lease Expenses related to the Property.
     “Leases” shall mean the leases of space at the Real Property and listed on the attached Schedule 7.2(b)(iv)-1 (parking leases and parking rights, other than those terminable upon no more than 90 days notice, are described in Schedule 4.1 and the Due Diligence Materials).
     “Linbeck Contract” shall mean that certain construction contract dated March 15, 2006 between Rogers Street, LLC and Contractor, as amended.
     “Listed Permits” shall mean the licenses, permits, approvals, certificates and entitlements respectively listed on Schedule 7.2(b)(iv)-6 attached hereto.
     “Major Event” shall have the meaning set forth in Section 6.3(a).

     “Major Line Item” shall have the meaning set forth in Section 2.2(b).
     “Major Line Item Contracts” shall mean the Linbeck Contract, the Arrowstreet Agreement and any contract with any Person on account of the construction of the Major Line Item Project under which more than One Hundred Thousand Dollars ($100,000) remains to be paid as of the Effective Date.
     “Major Line Item Project” shall mean the improvements to be constructed on a portion of the Rogers Street Real Property located at 301 Binney Street in Cambridge, Massachusetts.
     “Massachusetts Deeds” shall mean a quitclaim deed in the form attached hereto as Schedule 8.2(a)-1 and a unit deed in the form attached hereto as Schedule 8.2(a)-2.
     “Master Deed” shall mean the KS South Primary Condominium Master Deed, dated November 5, 2003, recorded in the Middlesex South District Registry of Deeds on November 6, 2003 as Instrument No. 1337 in Book 41380, Page 431, as the same may be amended from time to time.
     “Microbia Documents” shall have the meaning set forth in Section 6.4(a).
     “Miscellaneous Consultant Agreements” shall mean the contracts and agreements that are respectively listed on the attached Schedule 7.2(b)(iv)-2.
     “Miscellaneous Consultant Consent” shall mean an agreement in the form attached as Schedule 5.5.
     “Net Proceeds” shall have the meaning set forth in Section 6.3(a).
     “New Lender” shall mean any lender or lenders (or any agent on their behalf) providing financing to Purchaser in connection with the transactions contemplated herein.
     “Non-Refundable Deposit” shall have the meaning set forth in Section 3.1.
     “Notice of Right of First Offer” shall have the meaning set forth in Schedule 4.1 attached hereto.
     “Other Matters” shall mean the contracts and matters that are respectively listed on the attached Schedule 7.2(b)(iv)-3.
     “Parcel E-1H” shall mean those premises collectively described as the “Retail Unit” and the “Health Club Unit” in the Turnkey Space Agreement.
     “Parcel E East Development Rights” shall mean the right to develop approximately 135,530 square feet (as defined in applicable Cambridge zoning ordinances) of space in accordance with the Notice of Right of First Offer, all of which may be developed on so-called

Parcel E East and/or some of which may be developed on so-called Parcel G (as such terms are defined in the Special Permit).
     “Permits” shall mean any licenses, permits, approvals, certificates or entitlements issued in connection with the improvements that Seller has constructed on the Real Property (including, but not limited to, the Major Line Item Project), including the Listed Permits.
     “Permitted Assignee” shall mean any Joint Venture Entity, Related Entity or, with respect to Purchaser, any New Lender, and with respect to any New Lender, any Person eligible to be an assignee of New Lender’s interests under the documents entered into by Purchaser and New Lender with respect to the financing of the transactions contemplated herein.
     “Permitted Exceptions” shall mean: (a) all matters shown on the Title Commitments (other than Seller Mortgages) or the Surveys, except for those matters (other than any matter that would otherwise constitute a Permitted Exception under this definition) as to which, in accordance with Section 4.1: (i) Purchaser makes a written objection on or before the expiration of the Study Period; and (ii) Seller elects to use reasonable efforts to cure; (b) if Purchaser fails to obtain the Title Commitments before the end of the Study Period, all matters of public record as of the last day of the Study Period (other than Seller Mortgages); (c) all matters, whether or not of record, that arise out of the actions of Purchaser or Persons acting under Purchaser; (d) any documents evidencing the Leases, the Major Line Item Contracts, the Miscellaneous Consultant Agreements, the Property Management Agreements, the Master Deed, the CER Declaration or any Other Matters to be assigned to Purchaser under this Agreement; (e) the lien of general real estate taxes, personal property taxes and all water, sewer, utility, trash and other similar charges and assessments which are not yet due and payable; (f) any lien, encumbrance or governmental obligation which either affects solely the property of a tenant under a Lease or is the obligation of such tenant to discharge, cure or comply with; (g) all laws, regulations and ordinances restrictions including, without limitation, all environmental, use, building and zoning laws affecting the Properties or the ownership, use or operation thereof now in effect or which may be in force and effect on the Closing Date with respect to such Properties; (h) any notice of contract; (i) the Twining Notice (including, without limitation, any notice delivered by Seller and any exercise by Twining thereunder), (j) the matters generally described in Section 6.10 and (k) all matters (other than Seller Mortgages) that the Title Company is willing to insure over to the reasonable satisfaction of Purchaser without material additional premium or indemnity (other than additional premium or indemnity that Seller in its sole discretion elects to pay or give). Without limitation, Permitted Exceptions include all of the matters respectively referred to in Schedule 4.1 attached. The notice of lease (as amended) and lease referred to therein set forth as Item #36 in such Schedule 4.1 shall be terminated at Closing, and shall not be a Permitted Exception, unless Purchaser assumes Seller’s existing mortgage financing with respect to the Kendall Square South Garage.
     “Person” shall mean any individual, estate, trust, partnership, limited liability company, limited liability partnership, corporation, governmental agency or other legal entity and any unincorporated association.

     “Personal Property” shall mean all right, title and interest of Seller in all Permits (except to the extent such Permit cannot be assigned in accordance with applicable law), Reports, the Leases (including any security deposits delivered thereunder) at the Real Property, the Major Line Item Contracts, the Miscellaneous Consultant Agreements, the Property Management Agreements, the Master Deed, the CER Declaration, the Environmental Insurance Policies, the Other Matters, matters referred to in Schedule 4.1, the Brokerage Agreements, the Plans and Specifications, the Principal Guaranty, the Thypin Rent Dispute and the Thypin Environmental Arbitration, any assignable rights that each Seller may have in any verbal agreements relating to the Real Property, the tangible personal property used or to be used in connection with the Real Property, including the tangible personal property listed on the attached Schedule 7.2(c)(v), the Construction Personal Property and in all surveys, blue prints, drawings and other documentation for or with respect to the Property; all marketing artwork, booklets, manuals and promotional and advertising materials concerning the Property (including any websites, photographs, videos or other tangible or intellectual property concerning the Property) in each case to the extent available and in the possession and control of Seller; all tenant data, correspondence with past, present and prospective tenants, vendors suppliers and utility companies in each case to the extent available and in the possession and control of Seller; such other existing books, records and documents used solely in connection with the construction or operation of the Real Property to the extent available and in the possession and control of Seller; all intellectual property with respect to the Real Property, including but not limited to, trade names and trademarks associated with the Real Property or by which the Real Property is commonly known or designated, and all claims and causes of action with respect to any of the foregoing arising from and after the Closing; provided, however, that Seller (x) makes no representations or warranties whatsoever with respect to any of the Personal Property (except as and to the extent expressly set forth in Section 7.2) and (y) Purchaser acknowledges and agrees that Seller and/or the Seller Parties may use photographs or other reproductions of the Property after the Closing for marketing or other reasonable purposes. For the avoidance of doubt, Purchaser expressly acknowledges that trademarks, trade names, copyrights or other intellectual property in and to the legal or trade names of any direct or indirect owner of Seller or Assignor, including without limitation the names “Lyme,” “Lyme Properties,” and “Rogers Street,” (but excluding the name “Kendall Square”) shall not be transferred from Seller to Purchaser, nor shall the following be transferred or conveyed as Personal Property: (i) any information or documents related to the transaction of which this Agreement is a part, (ii) any projections and other internal memoranda or materials, (iii) financial statements of Seller, appraisals, budgets, strategic plans for the Real Property, internal analyses and submissions relating to Seller’s obtaining of internal authorizations and the like, (iv) any attorney and accountant work product or any other materials subject to any legal privilege in favor of Seller, (v) any interest rate protection “rate swap” agreements to which any Seller is a party (including without limitation that certain ISDA Master Agreement dated September 19, 2006 between SMBC Derivative Products Limited and Rogers Street, LLC) or (vi) any OCIP insurance policy or policies (including security deposits associated therewith) with respect to the Kendall Square Real Property or the Rogers Street Real Property.
     “Plans and Specifications” shall mean the plans and specifications with regard to the construction of improvements on the Rogers Street Real Property, a list of which is attached hereto as Schedule 7.2(b)(vi).

     “Post-Closing Escrow Agreement” shall have the meaning set forth in Section 10.5.
     “Post-Closing Escrow Funds” shall have the meaning set forth in Section 10.5.
     “Principal Guaranty” shall mean that guaranty dated November 5, 2003 given by Principal Life Insurance Company to Kendall Square LLC related to a certain Site Work Payment and to Parcel E-1H.
     “Property” shall mean the Real Property and the Personal Property.
     “Property Management Agreements” shall mean the contracts and agreements that are listed on the attached Schedule 7.2(b)(iv)-8.
     “Property Manager” shall mean the counterpart of Seller under each of the Property Management Agreements.
     “Property Manager’s Statement” shall have the meaning set forth in Section 6.1(g).
     “Purchase Price” shall mean the purchase price for the Property as specified in Section 2.2(a).
     “Purchaser Lease Expenses” shall mean, collectively, any third party costs or expenses (including any brokerage fees) arising out of or in connection with (a) any of the Leases at the Property, to the extent such costs and expenses were not due and payable prior to the Closing, as the same are set forth on the attached Schedule 7.2(b)(iv)-4, (b) any extension, expansion or other right exercised by any Tenant under any Lease at the Property after the Effective Date, or (c) any new lease or Lease modification at the Property entered into with Purchaser’s prior approval as provided in this Agreement between the Effective Date and the Closing Date.
     “Purchaser Title Objections” shall have the meaning set forth in Section 4.1.
     “Purchaser’s Endorsements” shall mean the following (a) an affirmative assurance that Purchaser will succeed to all existing rights of the declarant under the Master Deed and of the developer under the CER Declaration, in form and substance reasonably acceptable to Purchaser and (b), the following, to the extent such endorsements are generally available for real property such as the Real Property in the Commonwealth of Massachusetts: (1) owner’s comprehensive; (2) access; (3) “same as” survey; (4) subdivision; (5) zoning 3.1; (6) deletion of standard mechanic’s lien exception and (7) deletion of creditor’s rights exception.
     “Purchaser’s REIT Entity” shall have the meaning set forth in Section 6.4.
     “Real Property” shall mean the Houston Real Property, the Kendall Square Real Property and the Rogers Street Real Property.
     “Reconciliation Amount” shall have the meaning set forth in Section 2.2(c).

     “Related Entity” shall mean Purchaser, Purchaser’s REIT Entity or any single purpose entity or entities that are directly or indirectly wholly-owned and controlled by Purchaser and Purchaser’s REIT Entity.
     “Remaining Contract Amount” shall have the meaning set forth in the Architect’s Statement.
     “Remaining GMP Amount” shall have the meaning set forth in the Contractor’s Statement.
     “Remaining Site Work Payment” shall have the meaning set forth in Schedule 6.1(h)-2.
     “Reports” shall mean any reports by any third party engineering, architectural, environmental or other like consultants regarding Hazardous Materials at the Real Property which were prepared for Seller in connection with and following Seller’s acquisition of the Real Property including the reports listed on the attached Schedule 7.2(b)(iv)-5. The Reports are Confidential Information.
     “Restricted Period” shall mean the period commencing on the date that is three (3) Business Days prior to the expiration of the Study Period and ending on the earlier of the Closing or the termination of this Agreement.
     “Rogers Street Ground Landlord” shall mean the landlord under the Rogers Street Ground Lease.
     “Rogers Street Ground Landlord’s Consent to Assignment” shall have the meaning set forth in Section 6.1(f).
     “Rogers Street Ground Lease” shall mean the ground lease described as such in Exhibit A.
     “Rogers Street Ground Lease Estoppel Provisions” shall have the meaning set forth in Section 6.1(c).
     “Rogers Street Real Property” shall mean the leasehold described on Exhibit A-3 attached hereto and all buildings, structures and other improvements located thereon, together with and subject to all privileges, rights, easements and appurtenances belonging to or burdening such property (including the Permitted Exceptions) and all right, title and interest of Seller, if any, in and to any streets, alleys, passages or other rights-of-way or appurtenances included in, adjacent to or used in connection with such property.
     “Science Park Property” shall mean the real and personal property of affiliates of Seller at Science Park at Yale, New Haven, Connecticut.
     “Science Park Purchase and Sale Agreement” shall mean that certain Real Estate Purchase and Sale Agreement with respect to the Science Park Property, dated as of even date herewith, by and among Purchaser and affiliates of Seller.

     “Seller Lease Expenses” shall mean, collectively, any third party costs or expenses (including any brokerage fees) arising out of or in connection with any of the Leases of the Property or portions thereof (other than any Purchaser Lease expenses) to the extent the same are due prior to the Closing.
     “Seller Mortgage” shall mean any mortgage or deed of trust granted or assumed by Seller and encumbering the Real Property or any portion thereof or any other lien securing the payment of a liquidated sum of money voluntarily created by Seller, but shall not include any mortgage that Purchaser elects to assume at the Closing.
     “Seller Parties” shall mean each Seller, and each such entity’s affiliates and each of their respective direct and indirect owners, and their respective agents, partners, officers, directors, trustees, attorneys, advisors, managers and employees.
     “Seller Representations” shall mean the representations and warranties of Seller expressly set forth in Section 7.2.
     “Seller’s Broker(s)” shall mean Lyme Properties LLC.
     “Seller’s Estoppel Certificate” shall mean an estoppel certificate from the applicable Seller provided pursuant to this Agreement.
     “Seller’s Title Election Period” shall have the meaning set forth in Section 4.1.
     “Special Permit” shall have the meaning set forth in Schedule 7.2(b)(iv)-6.
     “Statements” shall mean, collectively, the Contractor’s Statement and the Architect’s Statement.
     “Study Period” shall mean the period commencing on the Effective Date of this Agreement and ending at 5:00 p.m. East Coast time on February 16, 2007.
     “Survey” shall have the meaning set forth in Section 4.1.
     “Surviving Obligations” shall mean all obligations of a party which by their terms expressly survive the Closing or termination of this Agreement.
     “Tenant Estoppel Certificate” shall have the meaning set forth in Section 6.1(c).
     “Tenants” shall mean the tenants under the Leases at the Property.
     “Texas Deed” shall mean a special warranty deed from Lyme/Houston Development I, LP to Purchaser in the form attached hereto as Schedule 8.2(a)-3.
     “Threshold Amount” shall have the meaning set forth in Section 10.1.

     “Thypin Environmental Arbitration” shall have the meaning set forth in Schedule 7.2(b).
     “Thypin Guaranty Indemnity” shall mean an indemnification in the form attached as Schedule 8.3(j).
     “Thypin Rent Dispute” shall have the meaning set forth in Schedule 7.2(b).
     “Title Commitments” shall mean commitments in customary form evidencing the Title Company’s commitment to issue a Title Policy to Purchaser.
     “Title Company” shall mean the Boston, Massachusetts office of Stewart Title Guaranty Company, having an address of 99 Summer Street, 2nd Floor, Boston, Massachusetts 02110, Attention: Marie Franco, Esq.
     “Title Cure Cap” shall mean Four Hundred Thousand Dollars ($400,000).
     “Title Objection Notice” shall have the meaning set forth in Section 4.1.
     “Title Policy” shall mean an ALTA Owner’s Policy of title insurance, with extended coverage (i.e., with ALTA General Exceptions deleted), dated as of the date and time of the recording of the Deeds and of the recording of the Assignment and Assumption of Ground Lease in the amount of the allocated Purchase Price for the respective Real Property, insuring Purchaser as (a) owner of good, marketable and indefeasible fee simple title (or in the case of the Rogers Street Real Property, good and marketable leasehold title) to respective Real Property and (b) declarant under the Master Deed and developer under the CER Declaration, subject only to the Permitted Exceptions and including the Purchaser’s Endorsements (provided that any Title Policy with respect to Real Property located in the State of Texas shall be issued on Form T-1 promulgated by the Texas Department of Insurance and not include any Purchaser’s Endorsements other than and endorsement with respect to access and an endorsement in the form of Form T-19.1 promulgated by the Texas Department of Insurance).
     “Turnkey Estoppel Certificate” shall have the meaning set forth in Section 6.1(h).
     “Turnkey Space Agreement” shall have the meaning set forth in Schedule 7.2(b)(iv)-3 attached hereto.
     “Turnkey Space Agreement Remaining Amount” shall have the meaning set forth in Schedule 6.1(h)-3.
     “Twining” shall have the meaning set forth in Section 6.6.
     “Twining Estoppel Certificate” shall have the meaning set forth in Section 6.1(h).
     “Twining Ground Lease” shall mean that Residential Project Development Ground Lease, Parcel E – West, Kendall Square, Cambridge, MA, between Kendall Square LLC as landlord and Twining as tenant dated as of November 5, 2003, notice of which is recorded with the Middlesex South District Registry of Deeds in Book 41380, Page 550.
     “Twining Notice” shall have the meaning set forth in Section 6.6.
     “Update” shall have the meaning set forth in Section 7.3(c).
     “Update Termination Period” shall have the meaning set forth in Section 7.3(c).
     “Updated Certificate” shall have the meaning set forth in Section 6.1(l).
     “when due” shall have the meaning set forth in Section 6.4(c).
ARTICLE 2
Agreement: Purchase Price
     Section 2.1. Agreement to Sell and Purchase. Subject to the terms and provisions hereof, the Seller agrees to sell the Property to Purchaser, and Purchaser agrees to purchase the Property from Seller.
     Section 2.2. Purchase Price. (a) The purchase price for the Property shall be the sum of Four Hundred Ninety Million Dollars ($490,000,000), plus or minus the Reconciliation Amount described below (the “Purchase Price”). Subject to the adjustments and apportionments set forth in this Agreement, the Purchase Price shall be paid on the Closing Date by wire transfer of immediately available federal funds to such account(s) of Seller as Seller designates in writing to Purchaser. Seller and Purchaser agree that the Purchase Price shall be allocated as follows:

(1)	Rogers Street Real Property:	$348,000,000
(2)	Houston Real Property	$9,000,000	and
(3)	Kendall Square Real Property	$133,000,000.
     With respect to the allocation of the Purchase Price to the Kendall Square Real Property, the sum of Thirteen Million Six Hundred Thousand Dollars ($13,600,000) has been allocated to the Parcel E East Development Rights and the sum of Six Million Dollars ($6,000,000) has been allocated to Parcel E-1H. The foregoing allocation is not intended and shall not be construed to allow Seller to sell or Purchaser to buy less than all of the Property.
     (b) The Purchaser and the Seller acknowledge and agree that portions of the Major Line Item Project are still under construction. Accordingly, the Purchaser and Seller have agreed upon the amounts that remain to be expended with respect to the line items (each such line item, a “Major Line Item”) set forth in Schedule 2.2(b). The Seller shall provide to the Purchaser, prior to the Closing, the following statements and Certificates corresponding to such line items: (i) the Contractor’s Statement showing the Remaining GMP Amount with respect to the Linbeck Contract, (ii) the Architect’s Statement showing the Remaining Contract Amount with respect to the Arrowstreet Agreement, (iii) either (a) the estoppel certificates required under Section 6.1(c) with respect to any Lease under which a tenant improvement allowance is provided (as such tenant improvement allowances are described in any such Lease) stating the amount of such allowances that have been funded under such Leases as of the respective dates of such estoppel certificates or (b) in the event that such estoppel certificates do not provide the amount of such allowances that have been funded, then a Seller’s Estoppel Certificate setting forth such amounts as of the date of such certificate (and Seller shall provide reasonable back-up materials with respect to any such amounts if a Seller’s Estoppel Certificate is given), (iv) either (a) the Turnkey Estoppel Certificate stating the amount of the Turnkey Space Agreement Remaining Amount that remains to be paid or (b) in the event that the Turnkey Estoppel Certificate does not provide the amount of the Turnkey Space Agreement Remaining Amount that remains to be paid, then a Seller’s Estoppel Certificate setting forth such amount as of the date of such certificate (and Seller shall provide reasonable back-up materials with respect to such amount if a Seller’s Estoppel Certificate is given) and (v) either (a) the Twining Estoppel Certificate stating the amount of the Remaining Site Work Payment that remains to be paid or (b) in the event that the Twining Estoppel Certificate does not provide the amount of the Remaining Site Work Payment that remains to be paid, then a Seller’s Estoppel Certificate setting forth such amount as of the date of such certificate (and Seller shall provide reasonable back-up materials with respect to such amount if a Seller’s Estoppel Certificate is given). Such Statements, estoppel certificates, statements or receipts respectively shall be the “Actual Remaining Cost” of the item in question.
     (c) The “Reconciliation Amount” shall be arrived at as follows:
1.	If the Remaining GMP Amount is greater than the corresponding line item in Schedule 2.2(b), then the Purchase Price shall be decreased by the difference; and if such Amount is less than such line item, then the Purchase Price shall be increased by the difference;

2.	If the Remaining Contract Amount is greater than the corresponding line item in Schedule 2.2(b), then the Purchase Price shall be decreased by the difference; and if such Amount is less than such line item, then the Purchase Price shall be increased by the difference;

3.	If the amount of any tenant improvement allowances remaining to be funded under the Leases is greater than the corresponding line item in Schedule 2.2(b), then the Purchase Price shall be decreased by the difference; and if such amount is less than such line item the Purchase Price shall be increased by the difference;

4.	If the amount of the Turnkey Space Agreement Remaining Amount that remains to be paid is greater than the corresponding line item set forth in Schedule 2.2(b), then the Purchase Price shall be decreased by the difference; and if the Turnkey Space Agreement Remaining Amount that remains to be paid is less than such line item, then the Purchase Price shall be increased by the difference; and

5.	If the amount of the Remaining Site Work Payment that remains to be paid is greater than the corresponding line item in Schedule 2.2(b), then the Purchase Price shall be increased by the difference; and if such amount is less than such line item the Purchase Price shall be decreased by the difference.
     (d) If Seller expends any funds with respect to any Major Line Items listed as (1) through (4) above following the applicable date of the document used to determine the Actual

Remaining Cost with respect to such Major Line Item, then reasonable evidence of such expenditures shall be provided to Purchaser and the Purchase Price shall be increased by the amount of such expenditures as part of the Reconciliation Amount.
ARTICLE 3
Deposit
     Section 3.1. Deposit. Purchaser shall deposit with Escrow Agent no later than the following events the following amounts: (i) on the third (3rd) Business Day after the Effective Date, Nine Million Dollars ($9,000,000.00), (ii) on the third (3rd) Business Day after the date of the expiration of the Study Period, if Purchaser fails to terminate this Agreement in accordance with Section 5.2, Nine Million Dollars ($9,000,000) (individually or collectively, as the case may be at any time, the “Deposit”), such that the total Deposit at such time shall be Eighteen Million Dollars ($18,000,000). Five Million Dollars ($5,000,000) of the Deposit shall be the “Non-Refundable Deposit”, which shall be payable to Seller pursuant to this Agreement. The Deposit shall be held by Escrow Agent in a segregated “money market” interest bearing account pursuant to an escrow agreement (the “Escrow Agreement”) in the form attached hereto as Schedule 3.1. Escrow Agent shall invest the Deposit in an interest-bearing savings account or short-term U.S. Treasury Bills or similar cash-equivalent securities, as directed by Purchaser and Seller. Any and all interest earned on the Deposit shall be reported to Purchaser’s federal tax identification number and shall become part of the Deposit. The Deposit shall be applied to the Purchase Price if the Closing occurs. If Purchaser fails to deliver any installments of the Deposit to Escrow Agent within the time required under this Section 3.1, then this Agreement shall, at Seller’s election, terminate (other than the Surviving Obligations), and any Deposit then held by Escrow Agent shall be promptly paid or delivered to Seller following such termination. At Purchaser’s election all or any portion of the Deposit may be made by delivering to the Escrow Agent a letter of credit, which shall mean an irrevocable, unconditional, transferable, clean sight draft letter of credit in a form reasonably approved by Seller issued or confirmed for direct payment by a financial institution acceptable to Seller that will accept draws upon such letter of credit in either Boston, Massachusetts or New York, New York, that expires no earlier than one hundred twenty (120) days after the Closing Date, in favor of Seller entitling Seller to draw thereon based solely on a statement purportedly executed by an officer of Seller stating that it has the right to draw thereon. Purchaser shall remain fully liable for the amount of the Deposit, without duplication, if any such letter of credit evidencing the Deposit expires, is terminated or is otherwise not payable to or drawable by Seller in accordance with the terms of this Agreement.
ARTICLE 4
Survey and Title Commitment
     Section 4.1. Title and Survey. Purchaser may: (a) order an “as built” survey for any of the respective Real Property (the “Surveys”) by a licensed surveyor or registered professional engineer reasonably acceptable to Purchaser; and (b) cause the Title Company to prepare and furnish Title Commitments to Purchaser and Seller for the Real Property together with copies of all instruments referred to thereon as exceptions to title. Purchaser shall deliver an original of any Survey and a copy of the Title Commitments (and such instruments) to Seller within three (3) Business Days of receipt thereof by Purchaser. In the event that Purchaser fails to obtain any Title Commitments or Surveys prior to the expiration of the Study Period, in each case with respect to any part of the Real Property, then Purchaser shall waive any right to object to any matter set forth in the Title Commitments or Surveys, as the case may be (but such waiver shall apply only with respect to such parts of the Real Property for which a Title Commitment or Survey was not obtained), following the expiration of the Study Period.
     Not later than the expiration of the Study Period, Purchaser shall give Seller a written notice (the “Title Objection Notice”) that sets forth in reasonable detail an explanation of any objections that Purchaser has to title or survey matters affecting the Real Property (the “Purchaser Title Objections”); provided, however, that Purchaser shall have no right to object to any Permitted Exceptions. Seller shall have until 5:00 p.m. Boston time on the third (3rd) Business Day from its receipt of the Title Objection Notice (“Seller’s Title Election Period”) to give Purchaser notice as to whether Seller elects to use reasonable efforts to cure the Purchaser Title Objections by the Closing Date. If Seller fails to give Purchaser written notice of such election before the end of Seller’s Title Election Period, Seller shall be deemed to have elected not to attempt to cure the Purchaser Title Objections. If Seller elects not to or is deemed to have elected not to attempt to cure any one or more of the Purchaser Title Objections, such Purchaser Title Objections shall constitute Permitted Exceptions and Purchaser shall have until 5:00 p.m. Boston time on the fifth (5th) Business Day after the end of the Study Period to elect whether to take title to the Property subject to such matters or to terminate this Agreement by giving written notice to Seller of such termination on or before such time on such fifth (5th) Business Day, and failure of Purchaser to so terminate this Agreement shall be deemed an election to take title to the Property subject to such matters. If (x) Seller elects to use reasonable efforts to cure any one or more of the Purchaser Title Objections, or (y) the Real Property becomes subject to any defect in title arising after the date of any Title Commitment or Survey obtained prior to the expiration of the Study Period, as the case may be, Purchaser shall notify Seller within three (3) Business Days of becoming aware of such defect (or at the Closing if less than three (3) Business Days remain until the Closing Date) and Seller shall have until the Closing Date, which Seller may in its sole discretion, exercisable by written notice to Purchaser on or before the Closing Date, extend for one or more periods of up to sixty (60) days in total to provide additional time to complete such cure. If at the Closing Date, as so extended, Seller has not completed such cure then Purchaser shall have the option of either accepting the title as it then is or receiving a refund of the Deposit, which shall promptly be returned to Purchaser and thereupon except for Surviving Obligations Purchaser and Seller shall have no further obligations or liabilities under this Agreement. If Seller elects to use reasonable efforts to cure any one or more of Purchaser Title Objections, Seller shall in no event be required to bring or settle a lawsuit to clear any title defects and, except for Seller Mortgages, Seller shall never be required to expend more than the amount of the Title Cure Cap to cure all Purchaser Title Objections. All Seller Mortgages will be satisfied by Seller at or prior to the Closing or, if not so satisfied, shall be satisfied at Closing by reserving proceeds otherwise payable to Seller in a manner reasonably satisfactory to the Title Company.
     Section 4.2. Discharge of Title Objections Notwithstanding anything herein to the contrary, Seller shall be deemed to have removed or corrected each matter or condition that is not a Permitted Exception if, in Seller’s discretion and at its sole cost, Seller either (a) causes the

Title Company to remove such matter or condition as an exception to title in the applicable Title Commitment issued at Closing or affirmatively insures against the same in a manner reasonably acceptable to Purchaser, in each case without any additional cost to Purchaser, whether such insurance is made available in consideration of payment, bonding, indemnity of Seller or otherwise, or (b) delivers (i) its own funds (or directs that a portion of the Purchase Price be delivered) in an amount needed to fully discharge any such matter or condition to the Title Company with instructions for the Title Company to apply such funds to fully discharge any such matter or condition, and (ii) if required by the Title Company, such instruments in recordable form as are necessary to enable the Title Company to discharge such matter or condition of record.
ARTICLE 5
Inspection
     Section 5.1. Access During the pendency of this Agreement, Purchaser, personally or through its authorized agents, shall be entitled upon reasonable advance notice to the applicable Seller Party to enter upon the Real Property during normal business hours and shall have the right to make such investigations, studies and analyses as Purchaser deems necessary or advisable, subject to the following limitations: (a) such access shall not violate any law or, so long as the same has been delivered to Purchaser, any agreement to which Seller is a party; (b) a representative of the applicable Seller Party shall have the right to be present when Purchaser or its representatives conducts its or their investigations on the Real Property or communicates with any Tenants, (c) neither Purchaser nor its representatives shall interfere with any construction activities taking place on the Real Property (except to a de minimis extent); (d) neither Purchaser nor its agents shall damage the Real Property or any portion thereof (except to a de minimis extent); (e) before Purchaser or its agents enter onto the Real Property, Purchaser shall deliver to the applicable Seller Party a certificate of insurance naming the applicable Seller Party as an additional insured, evidencing commercial general liability insurance (including property damage, bodily injury and death) issued by an insurance company having a rating of at least “A-VII” by A.M. Best Company, with limits of at least $1,000,000 per occurrence for bodily or personal injury or death and $2,000,000 aggregate per location; (f) Purchaser shall: (i) use reasonable efforts to perform all on-site due diligence reviews on an expeditious and efficient basis; and (ii) indemnify, hold harmless and defend the Seller and the Seller Parties against, and hold each of them harmless from, all loss, liability, claims, costs (including reasonable attorneys’ fees), liens and damages resulting from or relating to the activities of Purchaser or its agents; provided, however, that Purchaser shall not indemnify, hold harmless or defend Seller or any of the Seller Parties against any loss, liability, claims, costs (including reasonable attorney’s fees), liens or damages caused by any Seller Party’s negligence or willful misconduct, or which arise out of the mere discovery of conditions that were present before Purchaser entered onto the Real Property, and (g) without Seller’s prior written consent, which Seller may give or withhold in its absolute discretion, Purchaser shall not conduct any Phase II investigations, soil borings or other invasive tests on or around the Real Property. The foregoing indemnification obligation shall survive the Closing or termination of this Agreement.

     Section 5.2. Study Period (a) Purchaser shall have the Study Period to (i) physically inspect the Property, ascertain that the Property has sufficient characteristics for its purposes, conduct appraisals, examine construction documents, perform examinations of the physical condition of the Property and any improvements located thereon, and examine the Property for the presence of Hazardous Materials, in each case as provided for in Section 5.1, and (ii) review any materials delivered and/or made available to Purchaser and/or Purchaser’s representatives (including, without limitation, the Reports and those items contained in that certain data room website located at https://extranet.piperrudnick.com/eRoom/lyme/ (such website being the “eRoom”) and have access to such other records relating to any improvements located on the Real Property as are in Seller’s possession or control (collectively, the “Due Diligence Materials”) and to otherwise conduct such due diligence review of the Property and the Major Line Item Project as Purchaser, in its absolute discretion, deems appropriate all at its sole cost. Where this Agreement uses words such as “made available to Purchaser”, “provided to Purchaser”, “disclosed to Purchaser” and the like, the presence of any information in the eRoom prior to the commencement of the Restricted Period shall mean that such information was made available, provided, delivered and disclosed to Purchaser.
     (b) Prior to the conclusion of the Study Period, Purchaser shall notify Seller as to which Miscellaneous Consultant Agreements Purchaser will assume and which Miscellaneous Consultant Agreements shall be terminated by Seller in Purchaser’s sole discretion, and in the absence of any such notice, Purchaser shall be deemed to elect to assume all of the Miscellaneous Consultant Agreements. Purchaser will assume the obligations coming due after the Closing Date under those Miscellaneous Consultant Agreements which Purchaser has elected (or is deemed elected) to assume, to the extent that the parties to such agreements agree to such assumption. Seller shall terminate at Closing all Miscellaneous Consultant Agreements that are not so assumed.
     (c) If before the end of the Study Period Purchaser shall for any reason in Purchaser’s sole discretion, determine that it does not wish to purchase the Property then Purchaser shall be entitled to terminate this Agreement by giving written notice thereof to Seller prior to the expiration of the Study Period, or if before the end of the Study Period this Agreement is terminated on account of Section 6.5(e) hereof, then in either such event the Non-Refundable Deposit shall promptly be paid to the Seller and the remainder of the Deposit shall promptly be returned to Purchaser and, except for the Surviving Obligations, Seller and Purchaser shall have no further obligations or liabilities to each other hereunder. If Purchaser fails to give such notice prior to the expiration of the Study Period, it shall conclusively be deemed to have elected to waive its right to terminate this Agreement under this Section 5.2 and shall be obligated to purchase the Property in accordance with the terms hereof. If Purchaser terminates this Agreement under this Section 5.2 or under any other provision of this Agreement, Purchaser shall promptly deliver to Seller copies of all reports, studies and investigations relating to the Property in Purchaser’s possession or under its control, the same to be without warranty or representation by Purchaser or cost to Seller; provided, however, that Purchaser shall have no obligation to deliver copies of any of the following to Seller: (i) any information or documents related to the transaction of which this Agreement is a part, (ii) any projections and other internal memoranda or materials, (iii) financial statements of Purchaser, appraisals, budgets, strategic plans for the Property prepared by or on behalf of Purchaser, internal analyses and submissions relating to Purchaser’s obtaining of internal authorizations and the like and (iv) any attorney and accountant work product or any other materials subject to any legal privilege in favor of Purchaser.
     Section 5.3. Confidentiality (a) Subject to Section 5.3(b) and 5.3(c), Purchaser shall hold all Confidential Information in confidence and shall not at any time disclose or permit the disclosure of the Confidential Information to any Person without Seller’s prior written consent. Purchaser further agrees to use the Confidential Information only for purposes of evaluating the Property in connection with its purchase thereof in accordance with the terms of this Agreement. Notwithstanding the foregoing, (i) Purchaser may disclose the Confidential Information to its affiliates, legal counsel, consultants, engineers, accountants, lenders and similar third parties for their review of the Confidential Information in connection with Purchaser’s purchase of the Property subject to the terms of this Section 5.3, and (ii) Purchaser may disclose the Confidential Information to the extent that such disclosure is required by law (including any securities law) or court order, provided that Purchaser first shall provide written notice thereof to Seller. If this Agreement is terminated before the Closing, Purchaser promptly shall return the Confidential Information to Seller and shall not retain copies thereof.
     (b) Following the Effective Date, Seller and Purchaser shall make a public announcement concerning the sale of the Property pursuant to this Agreement. Seller and Purchaser shall provide drafts of such public announcement to, and confer with, the other party before such public announcement is made.
     (c) From and after the Closing, notwithstanding anything to the contrary contained in this Agreement, any party to this transaction (and each employee, agent or representative of the foregoing) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to them relating to such tax treatment and tax structure except to the extent that maintaining confidentiality with respect thereto is necessary to comply with any applicable federal or state securities laws. The authorization in the preceding sentence is not intended to permit disclosure of any other information unrelated to the tax treatment and tax structure of the transaction including (without limitation) (i) any portion of the transaction documents or related materials to the extent not related to the tax treatment or tax structure of the transaction, (ii) the existence or status of any negotiations unrelated to the tax issues, or (iii) any other term or detail not relevant to the tax treatment or the tax structure of the transaction.
     (d) The provisions of this Section 5.3 shall survive the termination of this Agreement.
     Section 5.4. Reporting. In the event that Purchaser’s due diligence reveals any condition of the Property that in Purchaser’s judgment requires disclosure to any governmental agency or authority, Purchaser shall immediately notify Seller thereof. In such event, Seller, and not Purchaser nor anyone acting on Purchaser’s behalf, shall make such disclosures as Seller deems appropriate. Notwithstanding the foregoing, Purchaser may disclose matters concerning the Property to a governmental authority if, (a) in the written opinion of Purchaser’s outside legal counsel (a copy of which is furnished to Seller), Purchaser is, or more likely than not is, required by law to make such disclosure, and (b) to the extent permitted by law, Purchaser gives Seller not less than ten (10) Business Days prior written notice of the proposed disclosure, together with a copy of such legal opinion.
     Section 5.5. Other Documents. Seller shall use commercially reasonable efforts (as defined below) to obtain the following prior to the commencement of the Restricted Period: a Miscellaneous Consultant Consent from each party to the Miscellaneous Consultant Agreements (other than the Seller or any predecessor-in-interest of Seller thereunder). Seller’s sole obligation with respect to the Miscellaneous Consultant Consents shall be to use commercially reasonable efforts to obtain the same (which, for purposes of this Section 5.5, shall mean requesting the applicable document from the intended signatory thereto, and in no event shall include the expenditure of any funds, the amendment of any Miscellaneous Consultant Agreement or the commencement, settlement or other resolution of any litigation, arbitration or similar proceeding), and Purchaser’s sole remedy with respect to Seller’s failure to obtain any such document (or any issue disclosed in any such document) shall be to terminate this Agreement in accordance with Section 5.2.
ARTICLE 6
Conditions Precedent, Condemnation
     Section 6.1. Conditions Precedent Favoring Purchaser. Purchaser’s obligations under this Agreement are subject to the fulfillment of the conditions set forth in this Section 6.1 on or before the Closing Date. Each condition may be waived in whole or in part only by written notice of such waiver from Purchaser to Seller or by Purchaser consummating the transactions described in this Agreement at the Closing.
     (a) Seller shall have performed and complied in all material respects with all of the terms of this Agreement to be performed and complied with by such Seller, as the case may be, prior to or at the Closing.
     (b) Subject to Section 7.3, on the Closing Date, the representations of the respective parties within the term Seller set forth in Section 7.2 (as the same have been updated pursuant to Section 7.3(c)) shall be true, complete and accurate in all material respects, subject to: (1) changes that: (y) are caused by the acts or omissions of Purchaser or Persons acting under Purchaser; or (z) are a result of the operation of the Property in the normal course of business since the date hereof and in accordance with the terms of this Agreement and do not, individually or in the aggregate, have a material adverse effect on the value of the Property the Purchaser’s ability to use the Property for its intended uses; and (2) casualty or condemnation (which shall be governed by Section 6.3).
     (c) Purchaser shall have received estoppel certificates (each, a “Tenant Estoppel Certificate”) from the following Tenants of the Rogers Street Real Property: Schering Plough Research Institute and Microbia, Inc. or shall have been provided with a Seller’s Estoppel Certificate as permitted by the following sentence, in each case dated no earlier than the Effective Date (the “Estoppel Requirement”). If Rogers Street, LLC is unable to obtain an estoppel certificate from Microbia, Inc., in order to meet the Estoppel Requirement, Rogers Street, LLC shall provide to the Purchaser substitute a Seller’s Estoppel Certificate with respect to such Lease. With respect to any Tenant for whom Rogers Street, LLC delivers a Seller’s Estoppel Certificate, Rogers Street, LLC’s statements therein shall be deemed to be representations and warranties as though set forth under and subject to Article 7 of this Agreement. Rogers Street, LLC shall be entitled to continue to deal with such Tenant after Closing to attempt to obtain a Tenant Estoppel Certificate from such Tenant. If Purchaser subsequently receives a Tenant Estoppel Certificate from any Tenant for whom Rogers Street, LLC has delivered a Seller’s Estoppel Certificate, Rogers Street, LLC shall thereupon be released from liability with respect to the Seller’s Estoppel Certificate given with respect to such Tenant to the extent that the information contained in the Tenant Estoppel Certificate obtained from the Tenant is materially consistent with the information contained in Seller’s Estoppel Certificate. All Tenant Estoppel Certificates required hereby shall be substantially in the form of the Seller’s Estoppel Certificate or, if the applicable Lease provides a form tenant estoppel certificate that includes all of the material provisions of the Seller’s Estoppel Certificate, then in the form so provided in such Lease, as the case may be; but such form may contain modifications and additions so long as it sets forth the material provisions of the form attached hereto. Except as provided in Section 6.1(k) below with respect to any Certificate delivered to Purchaser before the commencement of the Restricted Period, no Tenant Estoppel Certificate (or Seller’s Estoppel Certificate delivered hereunder) shall count towards the Estoppel Requirement if it (A) discloses any material default by Rogers Street, LLC or the respective Tenant that was not disclosed to Purchaser before the commencement of the Restricted Period or (B) contains information that is materially inconsistent with the information set forth in the Leases as made available to Purchaser before the commencement of the Restricted Period or (C) sets forth claims or disputes not disclosed to Purchaser before the commencement of the Restricted Period, and in each case has a material adverse effect on the value of the Rogers Street Real Property following the Closing; or (D) discloses any information that would make any Seller Representation untrue in any material respect. Tenant Estoppel Certificates or Seller’s Estoppel Certificates that set forth claims, disputes or landlord defaults with respect to construction or other matters having an individual value of not more than Five Hundred Thousand Dollars ($500,000) and an aggregate value (with respect to all Tenant Estoppel Certificates and Seller’s Estoppel Certificates) of not more than One Million Dollars ($1,000,000) and that would not entitle the Tenant under the applicable Lease to terminate such Lease pursuant to the terms thereof as of the date of such Certificates shall conclusively be deemed not to have a material adverse effect on the value of the Rogers Street Real Property following the Closing; but Tenant Estoppel Certificates or Seller’s Estoppel Certificates that set forth claims, disputes or landlord defaults with respect to construction or other matters having an individual value greater than Five Hundred Thousand Dollars ($500,000) or an aggregate value (with respect to all Tenant Estoppel Certificates and Seller’s Estoppel Certificates) greater than One Million Dollars ($1,000,000) or that would entitle the Tenant under the applicable Lease to terminate such Lease pursuant to the terms thereof as of the date of such Certificates shall conclusively be deemed to have a material adverse effect on the value of the Rogers Street Real Property following the Closing. The foregoing deemed material adverse effect shall apply to all Tenant Estoppel Certificates and Seller’s Estoppel Certificates, whether the same are delivered to Purchaser before or following the commencement of the Restricted Period (notwithstanding the provisions of Section 6.1(k) below). If any Tenant Estoppel Certificate or Seller’s Estoppel Certificate provided to Purchaser prior to the Closing contains any information that is inconsistent with any Seller Representation, the Seller Representation shall be deemed modified by the information contained in such Certificate, and for the avoidance of doubt, each such Certificate shall be treated as an Update. Notwithstanding anything herein to the contrary but subject to the provisions set forth in Section 6.1(k) below with respect to any Certificate delivered to Purchaser before the commencement of the Restricted Period, an estoppel certificate that would otherwise satisfy the requirements for an acceptable estoppel certificate above, except for an alleged “landlord default” or any Tenant claims or disputes in excess of the foregoing amounts set forth in such certificate shall be deemed acceptable and shall count toward the Estoppel Requirement if (x) Rogers Street, LLC cures such asserted landlord default at or prior to the Closing, or (y) Rogers Street, LLC is disputing such landlord default in good faith, such alleged default reasonably could not result in a termination of the respective Lease, and Rogers Street, LLC at its sole discretion deposits with the Escrow Agent at the Closing funds reasonably adequate to effect the cure of such landlord default post-Closing and pay Tenant all amounts due under the Lease or that otherwise may be due to the Tenant under applicable law, if any, as a result thereof, such funds to be held in escrow by the Escrow Agent until such dispute is resolved in landlord’s favor or such landlord default is cured, and if such dispute is not resolved in landlord’s favor within ninety (90) days after the Closing, Purchaser may use and apply so much of the escrow funds as shall be necessary to cure the applicable default and pay Tenant all amounts due under the Lease or that may otherwise be due to such person under applicable law, if any, as a result thereof, and any remaining balance shall be promptly remitted to Rogers Street, LLC. Purchaser shall reasonably cooperate with Rogers Street, LLC’s efforts to effect such cure after the Closing at no material cost to Purchaser (unless such cost is reimbursed to Purchaser).
     (d) Purchaser shall have received a statement from the Contractor dated no earlier than the Effective Date substantially in the form attached hereto as Schedule 6.1(d) (the “Contractor’s Statement”) setting forth therein the Remaining GMP Amount with respect to the Linbeck Contract (as such terms are defined in Schedule 6.1(d)). Such form may contain modifications and additions so long as it in substance sets forth the Remaining GMP Amount, and the other material provisions of the form attached hereto. Except as provided in Section 6.1(k) below with respect to any Certificate delivered to Purchaser before the commencement of the Restricted Period, no Contractor’s Statement shall satisfy this condition if it (A) discloses any material default by Rogers Street, LLC or the Contractor that was not disclosed to Purchaser before the commencement of the Restricted Period or (B) contains information that is materially inconsistent with the information set forth in the Linbeck Contract as made available to Purchaser before the commencement of the Restricted Period or (C) sets forth Disputed Contractor Claims (including Disputed Contractor Claims for an increase in the contract amount or an extension of any deadline) not disclosed to Purchaser before the commencement of the Restricted Period that would either (i) have a material adverse effect on the value of the Rogers Street Real Property with an aggregate value of more than One Million Dollars ($1,000,000) or (ii) increase the Purchaser’s cost to complete the Major Line Item Project after the Closing by more than One Million Dollars ($1,000,000) or (iii) cause the Contract Substantial Completion Date to occur more than one (1) month past August 31, 2007 or (D) discloses any information that would make any Seller Representation untrue in any material respect.

     (e) Purchaser shall have received a statement from the Architect dated no earlier than the Effective Date substantially in the form attached hereto as Schedule 6.1(e) (the “Architect’s Statement”) setting forth therein the Remaining Contract Amount with respect to the Arrowstreet Agreement (as such terms are defined in Schedule 6.1(e)). Such form may contain modifications and additions so long as it in substance sets forth the Remaining Contract Amount, and the other material provisions of the form attached hereto. Except as provided in Section 6.1(k) below with respect to any Certificate delivered to Purchaser before the commencement of the Restricted Period, no Architect’s Statement shall satisfy this condition if it (A) discloses any material default by Rogers Street, LLC or the Architect that was not disclosed to Purchaser before the commencement of the Restricted Period or (B) contains information that is materially inconsistent with the information set forth in the Arrowstreet Agreement as made available to Purchaser before the commencement of the Restricted Period or (C) sets forth Disputed Architect Claims not disclosed to Purchaser before the commencement of the Restricted Period that would either (i) have a material adverse effect on the value of the Rogers Street Real Property with an aggregate value of more than One Million Dollars ($1,000,000) or (ii) increase the Purchaser’s cost to complete the Major Line Item Project after the Closing by more than One Million Dollars ($1,000,000) or (iii) delay the completion of the Major Line Item Project by more than three (3) months or (D) discloses any information that would make any Seller Representation untrue in any material respect.
     (f) Purchaser shall have received from the Rogers Street Ground Landlord the “Rogers Street Ground Landlord’s Consent to Assignment” substantially in the form of Schedule 6.1(f), which includes therein the “Rogers Street Ground Landlord Estoppel Provisions”, dated no earlier than the Effective Date. The Rogers Street Ground Landlord Estoppel Provisions required hereby shall be substantially in the form set forth in the Rogers Street Ground Landlord’s Consent to Assignment; but such form may contain modifications and additions so long as it sets forth the material provisions of the form attached hereto. Except as provided in Section 6.1(k) below with respect to any Certificate delivered to Purchaser before the commencement of the Restricted Period, no Rogers Street Ground Landlord Estoppel Provisions shall satisfy this condition to Closing if the same (A) discloses any material default by Rogers Street, LLC that was not disclosed to Purchaser before the commencement of the Restricted Period or (B) contains information that is materially inconsistent with the information set forth in the Rogers Street Ground Lease as made available to Purchaser before the commencement of the Restricted Period or (C) sets forth claims or disputes not disclosed to Purchaser before the commencement of the Restricted Period, and in each case has a material adverse effect on the value of the Rogers Street Real Property following the Closing; or (D) discloses any information that would make any Seller Representation untrue in any material respect. Rogers Street Ground Landlord Estoppel provisions that set forth other claims, disputes or defaults by Rogers Street, LLC not disclosed to Purchaser with respect to construction or other matters having a value of not more than Five Hundred Thousand Dollars ($500,000) and that would not entitle the landlord under the Rogers Street Ground Lease to terminate the Rogers Street Ground Lease pursuant to the terms thereof as of the date of such Certificate shall conclusively be deemed not to have a material adverse effect on the value of the Rogers Street Property following the Closing; but Rogers Street Ground Landlord Estoppel Provisions that set forth other claims, disputes or defaults by Rogers Street, LLC not disclosed to Purchaser with respect to construction or other matters having a value greater than Five Hundred Thousand Dollars ($500,000) or that would entitle the landlord under the Rogers Street Ground Lease to terminate the Rogers Street Ground Lease pursuant to the terms thereof as of the date of such Certificates shall conclusively be deemed to have a material adverse effect on the value of the Rogers Street Real Property following the Closing. The foregoing deemed material adverse effect shall apply to the Rogers Street Ground Lease Landlord Provisions, whether the same are delivered to Purchaser before or following the commencement of the Restricted Period (notwithstanding the provisions of Section 6.1(k) below). If any Rogers Street Ground Landlord’s Consent to Assignment (including the Rogers Street Ground Landlord Estoppel Provisions contained therein) provided to Purchaser contains any information that is inconsistent with any Seller Representation, the Seller Representation shall be deemed modified by the information contained in such Certificate, and for the avoidance of doubt, each such Certificate shall be treated as an Update. Notwithstanding anything herein to the contrary but subject to the provisions set forth in Section 6.1(k) below with respect to any Certificate delivered to Purchaser before the commencement of the Restricted Period, an estoppel certificate that would otherwise satisfy the requirements for an acceptable estoppel certificate above, except for an alleged tenant default under the Rogers Street Ground Lease or any landlord claim or disputes under such Rogers Street Ground Lease in excess of the foregoing amounts set forth in such certificate shall be deemed acceptable and shall satisfy this condition to Closing if (x) Rogers Street, LLC cures such asserted tenant default at or prior to the Closing, or (y) Rogers Street, LLC is disputing such tenant default in good faith, such alleged undisclosed default reasonably could not result in a termination of the Rogers Street Ground Lease, and Rogers Street, LLC at its sole discretion deposits with the Escrow Agent at the Closing funds reasonably adequate to effect the cure of such tenant default post-Closing and pay the Rogers Street Ground Landlord all amounts due under the Rogers Street Ground Lease or that otherwise may be due to the Rogers Street Ground Landlord under applicable law, if any, as a result thereof, such funds to be held in escrow by the Escrow Agent until such dispute is resolved in favor of Rogers Street, LLC, or such tenant default is cured, and if such dispute is not resolved in Rogers Street, LLC’s favor within nine (9) months after the Closing, Purchaser may use and apply so much of the escrow funds as shall be necessary to cure the applicable default and pay the Rogers Street Ground Landlord all amounts due under the Rogers Street Ground Lease or that may otherwise be due to such landlord under applicable law, if any, as a result thereof, and any remaining balance shall be promptly remitted to Rogers Street, LLC. Purchaser shall reasonably cooperate with Rogers Street, LLC’s efforts to effect such cure after the Closing at no material cost to Purchaser (unless such cost is reimbursed to Purchaser). Without limiting the generality of the provisions of this Agreement, Purchaser acknowledges the matters disclosed by Seller on the attached Schedule 7.2(b) with respect to the Thypin Rent Dispute and the Thypin Environmental Arbitration. Notwithstanding anything set forth in this Section 6.1(f), in no event shall any Rogers Street Ground Landlord Estoppel Provisions be deemed to not satisfy the requirements for an acceptable estoppel certificate under this Section 6.1(f) due to the Rogers Street Ground Landlords’s statement of any such matters with respect to the Thypin Rent Dispute and/or the Thypin Environmental Arbitration (or any reservation of rights by the Rogers Street Ground Landlord on account thereof) that are expressly disclosed on the attached Schedule 7.2(b) or in the eRoom in the folder titled “Thypin Issues”.
     (g) Purchaser shall have received a statement from each Property Manager dated no earlier than the Effective Date, substantially in the form attached hereto as Schedule 6.1(g) (the “Property Manager’s Statement”) with respect to each Property Management Agreement to which it is a party. Such form may contain modifications and additions so long as it in substance sets forth the material provisions of the form attached hereto. Except as provided in Section 6.1(k) below with respect to any Certificate delivered to Purchaser before the commencement of the Restricted Period, no Property Manager’s Statement shall satisfy this condition if it (A) discloses any material default by Seller or such Property Manager that was not disclosed to Purchaser before the commencement of the Restricted Period or (B) contains information that is materially inconsistent with the information set forth in the applicable Property Management Agreement as made available to Purchaser before the commencement of the Restricted Period or (C) sets forth Disputed Manager Claims not disclosed to Purchaser before the commencement of the Restricted Period having an individual value greater than One Hundred Thousand Dollars ($100,000) or an aggregate value (with respect to all Property Manager’s Statements) greater than Three Hundred Thousand Dollars ($300,000) or (D) discloses any information that would make any Seller Representation untrue in any material respect.
     (h) Purchaser shall have received the following, each dated no earlier than the Effective Date, a statement from each grantee of rights under the Master Deed substantially in the form attached hereto as Schedule 6.1(h)-1 (the “KS South Primary Condominium Estoppel Certificate”) with respect to the Master Deed and the by-laws associated therewith, a statement from Twining with respect to the Twining Ground Lease and the Assignment of Reserved Development Rights substantially in the form attached hereto as Schedule 6.1(h)-2 (the “Twining Estoppel Certificate”) and a statement from Twining with respect to the Turnkey Space Agreement substantially in the form attached hereto as Schedule 6.1(h)-3 (the “Turnkey Estoppel Certificate”). Such forms may contain modifications and additions (including, without limitation, modifications and additions on account of the matters set forth in Section 6.10 below) so long as they in substance set forth the material provisions of the applicable form attached hereto. Except as provided in Section 6.1(k) below with respect to any Certificate delivered to Purchaser before the commencement of the Restricted Period, no Certificate delivered under this Section 6.1(h) (nor any Seller’s Estoppel Certificate delivered hereunder) shall satisfy this condition if it (A) discloses any material default by Seller that was not disclosed to Purchaser before the commencement of the Restricted Period or (B) contains information that is materially inconsistent with the information set forth in, as applicable, the Master Deed, such by-laws, the Turnkey Space Agreement, the Twining Ground Lease or the Assignment of Reserved Development Rights as made available to Purchaser before the commencement of the Restricted Period or (C) sets forth Disputed Claims not disclosed to Purchaser before the commencement of the Restricted Period having an individual value greater than Two Hundred Fifty Thousand Dollars ($250,000) or an aggregate value (with respect to all Certificates delivered under this Section 6.1(h)) greater than Five Hundred Thousand Dollars ($500,000) or (D) discloses any information that would make any Seller Representation untrue in any material respect. If one or more such Certificates required under this Section 6.1(h) is not obtained by the Closing, at its election Seller shall either give a Seller’s Estoppel Certificate with respect thereto or adjourn the Closing for up to sixty (60) days in order to obtain such Certificate(s) (and if Seller does not so obtain such Certificate(s) during such sixty (60) day period, then Seller shall provide a Seller’s Estoppel Certificate on account thereof). If Seller elects to give a Seller’s Estoppel Certificate, such Seller’s Estoppel Certificate shall be substantially in the form of Schedule 6.1(h)-1, Schedule 6.1(h)-2, or Schedule 6.1(h)-3, as applicable, but shall also contain the following provisions: “This Estoppel is delivered by Seller to Purchaser pursuant to a Real Estate Purchase and Sale Agreement between Seller and Purchaser dated___, ___, 2007 (the “Purchase Agreement”) which provides for a Seller Estoppel Certificate, and Seller’s liability hereunder shall be subject to all time, dollar and other limitations on Seller’s liability set forth in the Purchase Agreement and to the other provisions of the Purchase Agreement that apply to a Seller Estoppel Certificate. Whenever a representation herein is qualified by the phrase “to Seller’s knowledge”, or by words of similar import, such knowledge shall be limited as provided in the Purchase Agreement. No officer, director, owner, manager, trustee, or agent of Seller shall have any liability hereunder. As used herein, knowledge means the actual knowledge possessed by Seller as of the date hereof without having any duty to make, or having made, any inquiry.” Seller shall be entitled to continue to deal with any applicable party thereunder after Closing to attempt to obtain a Certificate. If Purchaser subsequently receives a Certificate from any Person for whom Seller has delivered a Seller’s Estoppel Certificate, Seller shall thereupon be released from liability with respect to the Seller’s Estoppel Certificate given with respect to such Person to the extent that the information contained in the Certificate so obtained is materially consistent with the information contained in the Seller’s Estoppel Certificate.
     (i) Purchaser shall have received a statement from each parcel owner under the CER Declaration (other than with respect to Parcel A and Parcel D of Kendall Square, which are owned by affiliates of Purchaser) dated no earlier than the Effective Date, substantially in the form attached hereto as Schedule 6.1(i) (the “CER Declaration Estoppel Certificate”) with respect to the CER Declaration. Such form may contain modifications and additions so long as it in substance sets forth the material provisions of the form attached hereto. Except as provided in Section 6.1(k) below with respect to any Certificate delivered to Purchaser before the commencement of the Restricted Period, no CER Declaration Estoppel Certificate (nor any Seller’s Estoppel Certificate delivered hereunder) shall satisfy this condition if it (A) discloses any material default by Seller that was not disclosed to Purchaser before the commencement of the Restricted Period or (B) contains information that is materially inconsistent with the information set forth in the CER Declaration as made available to Purchaser before the commencement of the Restricted Period or (C) sets forth Disputed Claims not disclosed to Purchaser before the commencement of the Restricted Period having an individual value greater than Two Hundred Fifty Thousand Dollars ($250,000) or an aggregate value (with respect to all CER Declaration Estoppel Certificates) greater than Five Hundred Thousand Dollars ($500,000) or (D) discloses any information that would make any Seller Representation untrue in any material respect. If one or more such CER Declaration Estoppel Certificates is not obtained by the Closing, at its election Seller shall either give a Seller’s Estoppel Certificate with respect thereto or adjourn the Closing for up to sixty (60) days in order to obtain such CER Declaration Estoppel Certificate(s) (and if Seller does not so obtain such CER Declaration Estoppel Certificate(s) during such sixty (60) day period, then Seller shall provide a Seller’s Estoppel Certificate on account thereof). If Seller elects to give a Seller’s Estoppel Certificate, such Seller’s Estoppel Certificate shall be substantially in the form of Schedule 6.1(i) but shall also contain the following provisions: “This Estoppel is delivered by Seller to Purchaser pursuant to a Real Estate Purchase and Sale Agreement between Seller and Purchaser dated ___, ___, 2007 (the “Purchase Agreement”) which provides for a Seller Estoppel Certificate, and Seller’s liability hereunder shall be subject to all time, dollar and other limitations on Seller’s liability set forth in the Purchase Agreement and to the other provisions of the Purchase Agreement that apply to a Seller Estoppel Certificate. Whenever a representation herein is qualified by the phrase “to Seller’s knowledge”, or by words of similar import, such knowledge shall be limited as provided in the Purchase Agreement. No officer, director, owner, manager, trustee, or agent of Seller shall have any liability hereunder. As used herein, knowledge means the actual knowledge possessed by Seller as of the date hereof without having any duty to make, or having made, any inquiry.” Seller shall be entitled to continue to deal with any applicable parcel owner(s) under the CER Declaration after Closing to attempt to obtain a CER Declaration Estoppel Certificate. If Purchaser subsequently receives a CER Declaration Estoppel Certificate from any Person for whom Seller has delivered a Seller’s Estoppel Certificate, Seller shall thereupon be released from liability with respect to the Seller’s Estoppel Certificate given with respect to such Person to the extent that the information contained in the CER Declaration Estoppel Certificate so obtained is materially consistent with the information contained in the Seller’s Estoppel Certificate.
     (j) Purchaser shall have received a statement from CES dated no earlier than the Effective Date, substantially in the form attached hereto as Schedule 6.1(j) (the “CES Estoppel”) with respect to the CES Documents. Such form may contain modifications and additions so long as it in substance sets forth the material provisions of the form attached hereto. Except as provided in Section 6.1(k) below with respect to any Certificate delivered to Purchaser before the commencement of the Restricted Period, no CES Estoppel (nor any Seller’s Estoppel Certificate Delivered hereunder) shall satisfy this condition if it (A) discloses any material default by Seller that was not disclosed to Purchaser before the commencement of the Restricted Period or (B) contains information that is materially inconsistent with the information set forth in the CES Documents as made available to Purchaser before the commencement of the Restricted Period or (C) sets forth Disputed Claims not disclosed to Purchaser before the commencement of the Restricted Period having a value greater than Five Hundred Thousand Dollars ($500,000) or (D) discloses any information that would make any Seller Representation untrue in any material respect. If the CES Estoppel is not obtained by the Closing, at its election Seller shall either give a Seller’s Estoppel Certificate with respect thereto or adjourn the Closing for up to sixty (60) days in order to obtain the CES Estoppel (and if Seller does not so obtain such CES Estoppel during such sixty (60) day period, then Seller shall provide a Seller’s Estoppel Certificate on account thereof). If Seller elects to give a Seller’s Estoppel Certificate, such Seller’s Estoppel Certificate shall be substantially in the form of Schedule 6.1(j) but shall also contain the following provisions: “This Estoppel is delivered by Seller to Purchaser pursuant to a Real Estate Purchase and Sale Agreement between Seller and Purchaser dated ___, ___, 200___(the “Purchase Agreement”) which provides for a Seller Estoppel Certificate, and Seller’s liability hereunder shall be subject to all time, dollar and other limitations on Seller’s liability set forth in the Purchase Agreement and to the other provisions of the Purchase Agreement that apply to a Seller Estoppel Certificate. Whenever a representation herein is qualified by the phrase “to Seller’s knowledge”, or by words of similar import, such knowledge shall be limited as provided in the Purchase Agreement. No officer, director, owner, manager, trustee, or agent of Seller shall have any liability hereunder. As used herein, knowledge means the actual knowledge possessed by Seller as of the date hereof without having any duty to make, or having made, any inquiry.” Seller shall be entitled to continue to deal with CES after Closing to attempt to obtain a CES Estoppel. If Purchaser subsequently receives a CES Estoppel, Seller shall thereupon be released from liability with respect to the Seller’s Estoppel Certificate given with respect to CES to the extent that the information contained in the CES Estoppel so obtained is materially consistent with the information contained in the Seller’s Estoppel Certificate.
     (k) If Seller is unable to obtain any of the documents described in Section 6.1 (c) through (j) above (each of the foregoing, a “Certificate”) or otherwise to meet any condition to Purchaser’s obligation to perform, Seller shall have the option, by written notice to Purchaser, to extend the Closing Date from time to time for not more than sixty (60) days in the aggregate from the original Closing Date. Except as otherwise expressly set forth in Section 6.1(c) above, in the event that any Certificate is delivered to Purchaser before the commencement of the Restricted Period, and thereafter Purchaser does not terminate this Agreement pursuant to Section 5.2, then notwithstanding anything set forth in this Agreement to the contrary, any such Certificate shall be deemed to satisfy any requirement applicable thereto set forth in this Agreement, and Purchaser shall have no right to object to the form, content or substance of such Certificate or any matter disclosed therein as not meeting the conditions for Closing and any such nonconformity shall be deemed waived. Seller shall use commercially reasonable efforts to obtain each of the Certificates.
     (l) Seller shall have the option to obtain updates to any of the Certificates (any such update being an “Updated Certificate”). In the event that any Updated Certificate (x) discloses information other than differing Remaining GMP Amounts and Remaining Contract Amounts under the Linbeck Contract or the Arrowstreet Agreement (with respect to the Statements) or increased funding of an applicable tenant improvement allowance (with respect to any Lease) and (y) such additional disclosure would cause such Updated Certificate not to comply with Section 6.1(c), (d), (e), (f), (g), (h), (i) or (j) (as applicable), then such Updated Certificate shall be treated as an Update in accordance with Section 7.3(c), and Purchaser’s only remedy with respect thereto shall be to terminate this Agreement pursuant to the terms of Section 7.3(c) prior to the expiration of the Update Termination Period applicable thereto.
     (m) Subject to (x) all applicable provisions, limitations and exclusions set forth in this Agreement with respect to the Certificates and (y) any other matters that have been otherwise disclosed to Purchaser by Seller (which matters (x) and (y) shall not apply to the Five Million Dollar ($5,000,000) threshold amount set forth in this Section 6.1(m)), the aggregate amount of all adverse matters disclosed in the Certificates to which a dollar amount is applicable in each such Certificate shall not exceed Five Million Dollars ($5,000,000).
     (n) Upon satisfaction of the conditions set forth in the Title Commitment, the Title Company is irrevocably committed to issue the Title Policy to Purchaser.
     (o) The physical condition of the Property shall be substantially the same on the Closing Date as on the Effective Date (except as a result of construction activities that are substantially in conformity with the Plans and Specifications made available to Purchaser during the Study Period), unless the alteration of said physical condition is the result of condemnation or fire or other casualty, in which case the provisions of Section 6.3 shall govern.
     (p) No proceeding shall have been commenced against any party included within Seller under the federal Bankruptcy Code or any state law for relief of debtors.

     (q) As of the Closing Date, the Leases shall be in full force and effect and no default shall exist under any Lease.
     (r) Each applicable party included within the term Seller shall have obtained all consents and approvals set forth in Schedule 6.1(r), if any, except for such items as Purchaser reasonably determines Seller need not obtain consent.
     Section 6.2. Conditions Precedent Favoring Seller. Seller’s obligations under this Agreement are subject to the fulfillment of the conditions set forth in this Section 6.2 on or before the Closing Date, or such earlier date as is set forth below. Each condition may be waived in whole or part only by written notice of such waiver from Seller to Purchaser, or by Seller consummating the transactions described in this Agreement at the Closing.
     (a) Purchaser shall have performed and complied in all material respects with all of the terms of this Agreement to be performed and complied with by Purchaser prior to or at the Closing.
     (b) On the Closing Date, the representations of Purchaser set forth in Section 7.1 shall be true, accurate and complete in all material respects.
Section 6.3. Casualty or Condemnation
     (a) If after the date hereof and prior to Closing, the Real Property or any part thereof shall be (x) subject to a taking by any public or quasi-public authority through condemnation, eminent domain or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking) (collectively, “Condemnation”) or (y) destroyed or damaged by fire or other casualty and in either case the parties reasonably estimate the proceeds from such Condemnation or the cost to repair the damage or destruction to be in excess of fifteen percent (15%) of the Purchase Price allocable to the Real Property (a “Major Event”), Purchaser shall have the option exercisable within ten (10) Business Days after Purchaser and Seller make a determination or agree on such estimate either (a) to terminate this Agreement by written notice to Seller, whereupon all rights and obligations hereunder of each party shall cease and terminate and be of no further force or effect except for the return of the Deposit to Purchaser and the Surviving Obligations, or (b) to elect to take title to the Real Property without any reduction in, abatement of, or credit against the Purchase Price (except as expressly set forth in Section 6.3(b) below), notwithstanding such Condemnation, destruction or damage; if Purchaser fails to make either such election within such period, Purchaser shall be deemed to have elected option (b). If the parties fail to agree to the reasonable estimate of the proceeds from such Condemnation or the cost to repair the damage or destruction within thirty (30) days after the date of the applicable Condemnation or casualty, then Seller and Purchaser may submit the dispute to the American Arbitration Association in Boston pursuant to the Expedited Procedures of the Commercial Dispute Resolution Procedures thereof (and the Closing will be adjourned pending the resolution of such arbitration). If, despite the occurrence of a Major Event, Purchaser elects to consummate the transactions contemplated by this Agreement, at the Closing Seller shall assign to Purchaser (without recourse) (x) the rights of Seller in and to the

Condemnation proceeds or all insurance proceeds with respect to such Major Event, net of the amount of the reasonable costs and expenses incurred by Seller (including, but not limited to, reasonable legal fees and closing costs under a sale in lieu of or in anticipation of the exercise of a taking) in collecting same (“Net Proceeds”), and give Purchaser, without duplication, a credit against the Purchase Price in the amount of the Net Proceeds already received by Seller prior to Closing (provided, however, Seller shall receive, without duplication, a credit against such Purchaser credit for any such costs and expenses not recovered prior to Closing) and (y) the rights to settle any Condemnation proceeding or the loss under all policies of insurance applicable to the Major Event, and Seller shall at Closing and thereafter execute and deliver to Purchaser all required proofs of loss, assignments of claims and other similar items.
     (b) If after the date hereof and prior to Closing, the Real Property or any part thereof shall be (x) subject to a Condemnation or (y) destroyed or damaged by fire or other casualty and, in either case, it is not a Major Event, then the transaction contemplated by this Agreement shall be consummated, without any reduction in, abatement of, or credit against the Purchase Price (except as expressly set forth in this Section 6.3(b)) and Seller shall, at its option, either (i) repair such damage prior to Closing and Seller shall keep any insurance or Condemnation proceeds, (ii) allow Purchaser a credit against the Purchase Price in an amount equal to the reasonably estimated cost of repair and Seller shall keep any insurance or Condemnation proceeds, or (iii) assign to Purchaser (without recourse) the rights of Seller to the Net Proceeds, and, without duplication, give Purchaser a credit against the Purchase Price in the amount of the Net Proceeds already received by Seller prior to Closing (provided, however, Seller shall receive without duplication a credit against such Purchaser credit for any such costs and expenses not recovered prior to Closing) and the rights to settle any Condemnation proceeding or the loss under all policies of insurance applicable to the Condemnation, destruction or damage, and Seller shall at Closing and thereafter execute and deliver to Purchaser all required proofs of loss, assignments of claims and other similar items.
     (c) In the event that (i) a casualty occurs at the Real Property prior to the Closing, (ii) a deductible is payable in connection with obtaining insurance proceeds with respect to such casualty and (iii) Purchaser consummates the transaction notwithstanding such casualty and receives an assignment of the Net Proceeds pursuant to Section 6.3(a) or Section 6.3(b), Seller shall pay such deductible or shall give Purchaser a credit against the Purchase Price at Closing for such deductible and such deductible shall not be considered in determining Net Proceeds.
Section 6.4. Leasing & Other Activities Prior to Closing.
     (a) After the Effective Date, except as set forth below with respect to the Microbia Documents, Seller shall not enter into any new lease or any material modification of any Lease or lease (including the Rogers Street Ground Lease and the Twining Ground Lease) that would be binding on Purchaser after Closing or grant any material consent or approval under any Lease or lease (including the Rogers Street Ground Lease and the Twining Ground Lease) which consent or approval must be requested in writing and delivered in writing in order to be effective without Purchaser’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that notwithstanding the foregoing, Seller shall not be required to obtain Purchaser’s consent to enter into any modification, renewal or extension of any Lease or lease, or to grant any consent under any Lease or lease, to the extent that the same is required pursuant to the applicable terms of the Lease or lease; provided, further, that Purchaser may withhold its consent in its sole discretion if, assuming the Closing were to occur, any action could jeopardize BioMed Realty Trust, Inc.’s, a Maryland corporation (“Purchaser’s REIT Entity”), status as a real estate investment trust within the meaning of Sections 856 through 860 of the Code or cause the Purchaser’s REIT Entity to be in receipt of income that does not constitute “rent from real property” within the meaning of Section 856(d) of the Code. When seeking such consent from Purchaser, Seller shall provide Purchaser with a description of the proposed transaction and, if Purchaser does not notify Seller in writing of its disapproval within two (2) Business Days, Purchaser shall be deemed to have consented to the transaction described in such notice. If Purchaser disapproves such request, then Purchaser’s written notice shall specify in reasonable detail the reasons for such disapproval. If the Closing occurs, Purchaser shall reimburse Seller at Closing for all Lease Expenses related to any new Lease or material modification of an existing Lease. Purchaser acknowledges receipt of a draft Fourth Amendment to Lease for Microbia, Inc. dated as of January 7, 2007 for space at 320 Bent Street, Cambridge, Massachusetts and a draft Lease for Microbia, Inc. dated as of January 12, 2007 for space at 301 Binney Street, Cambridge, Massachusetts (such amendment and lease collectively being the “Microbia Documents”). Notwithstanding the provisions of this Section 6.4(a), Purchaser has approved such drafts of the Microbia Documents and Purchaser’s consent shall not be necessary in connection with the execution thereof by Rogers Street, LLC so long as the final forms of such documents contain no material adverse changes to any terms set forth in the drafts of the Microbia Documents that have been provided to the Purchaser.
     (b) After the Effective Date, Seller shall not enter into any new agreements or contracts with respect to the Property that would be binding on Purchaser or material modifications of any such agreements or contracts, or any existing Major Line Item Contracts, Miscellaneous Consultant Agreements, Property Management Agreements, the Master Deed, the CER Declaration, the Environmental Insurance Policies, or Other Matters that would be binding on Purchaser after the Closing, or grant any material consent or approval under any of the Major Line Item Contracts which consent or approval must be requested in writing and delivered in writing in order to be effective that would be binding on Purchaser after Closing, without the written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that Purchaser’s consent shall not be required with respect to any contract that is not binding on Purchaser or that can be terminated without penalty on not more than thirty (30) days prior written notice; provided, further, that Purchaser may withhold its consent in its sole discretion if, assuming the Closing were to occur, any action could jeopardize Purchaser’s REIT Entity’s status as a real estate investment trust within the meaning of Sections 856 through 860 of the Code or cause the Purchaser’s REIT Entity to be in receipt of income that does not constitute “rent from real property” within the meaning of Section 856(d) of the Code. If Purchaser does not notify Seller in writing of its disapproval within two (2) Business Days after notice thereof from Seller, Purchaser shall be deemed to have consented to such requested action. If Purchaser disapproves any such request, then Purchaser’s written notice shall specify in reasonable detail the reasons for such disapproval. Without limitation of the foregoing, change orders and/or approvals for additional architectural and engineering services approved under the Major Line Item Contracts (including those to implement Tenant improvements Seller as Landlord has agreed to implement under any Lease) shall be deemed non-material modifications of such contracts that do not require the approval of Purchaser to the extent the same are (x) reimbursable by Tenants under the Leases, (y) to be paid for out of a tenant improvement allowance for which a balance remains under a Lease or (z) not reimbursable by Tenants, but have a value of One Hundred Thousand Dollars ($100,000) or less in each instance and One Million Dollars ($1,000,000) or less in the aggregate.
     (c) At all times prior to Closing, Seller shall (i) continue to conduct business with respect to the Property substantially in the same manner in which said business has been heretofore conducted, (ii) perform its obligations under the Leases and any contracts or other agreements affecting the Property (including, without limitation, the Major Line Item Contracts, the Miscellaneous Consultant Agreements, the Property Management Agreements, the Master Deed, the CER Declaration, the Environmental Insurance Policies and the Other Matters), (iii) continue to insure the Property substantially as it is currently insured, (iv) continue to pursue the development and construction of the Major Line Item Project in a diligent and prudent manner consistent with the Major Line Item Contracts, the Miscellaneous Consultant Agreements and the Other Matters, (v) not transfer any development rights under the Master Deed or the CER Declaration, and (vi) not take any action that would cause any of the Seller Representations to become inaccurate in any material respect or any of the covenants of Seller to be materially breached. Without limiting the generality of the foregoing, Seller shall pay all accounts payable, and any debts or obligations owed by Seller relating to the Property when due (“when due,” “coming due” or like words means the time for payment set forth in any contract, or if no time is set forth then within thirty days (30) of the date when an invoice for payment is received by Seller).
     (d) Seller shall not remove from the Real Property any Construction Personal Property or other Personal Property used in connection with the operation of the Real Property (other than as is prudent in the ordinary course of operating the Property) unless it is replaced with a comparable item of equal quality and quantity as existed as of the time of such removal (but nothing herein shall be deemed to make Seller responsible for the acts of others at the Real Property).
     (e) Seller shall provide Purchaser with copies of all notices of default given under the Major Line Item Contracts.
     (f) No later than the Effective Date, Seller (i) shall remove the Property from the market and (ii) shall not actively solicit or negotiate with any other prospective purchasers of the Property; provided, however, that nothing herein shall in any way affect or apply to any dealings that Seller has had with others prior to the Effective Date.
     (g) Seller shall provide Purchaser with copies of all written notices under the Linbeck Contact or the Arrowstreet Agreement from, respectively, the Contractor and the Architect for the period after the Effective Date with respect to the Rogers Street Real Property or the construction of the Major Line Item Project.

     (h) Seller shall provide Purchaser with copies of all written notices under any agreement, contract or other document with respect to which a Certificate is required to be delivered pursuant to the terms of this Agreement for the period after the Effective Date.
     Section 6.5. Science Park Agreement. Purchaser and Seller hereby acknowledge and agree that (a) Purchaser and certain affiliates of Seller have this day entered into the Science Park Purchase and Sale Agreement with respect to the Science Park Property, (b) it shall be a condition precedent to the Closing hereunder that Purchaser and Seller close the purchase and sale of the Science Park Property pursuant to the Science Park Purchase and Sale Agreement concurrently herewith, (c) it shall be a condition precedent to the closing of the purchase and sale of the Science Park Property under the Science Park Purchase and Sale Agreement that the Closing hereunder shall have occurred concurrently therewith, (d) in the event that either the Closing or the Closing Date hereunder or the closing or the closing date under the Science Park Purchase and Sale Agreement is adjourned or extended, the other automatically shall be so adjourned or extended, (e) in the event that this Agreement or the Science Park Purchase and Sale Agreement is terminated, the other automatically shall be terminated (and if both agreements are so terminated due to a termination by Purchaser pursuant to Section 5.2 of either such agreement, then the Non-Refundable Deposit shall promptly be paid to Seller pursuant to Section 5.2(c) of this Agreement), (f) a default by Purchaser under this Agreement or the Science Park Purchase and Sale Agreement shall be considered a default by Purchaser under both such agreements (subject to all applicable remedies under each such agreement) and (g) a default by Seller under this Agreement or such affiliates of Seller under the Science Park Agreement shall be considered a default by Seller and such affiliates of Seller (as applicable) under both such agreements (subject to all applicable remedies under each such agreement). Notwithstanding the foregoing, Seller, in Seller’s sole and absolute discretion, may elect to waive the conditions set forth in clause (b) above by providing written notice of such election to Purchaser, such that the Closing may occur hereunder without the closing of the purchase and sale of the Science Park Property pursuant to the Science Park Purchase and Sale Agreement, but in no event shall this Section 6.5 ever be construed to allow Seller to waive any closing condition in its favor such that Purchaser is required to close under the Science Park Purchase and Sale Agreement but is not permitted to close under this Agreement.
     Section 6.6. Twining Notice. If not previously delivered, promptly after the Effective Date Seller shall deliver an offer substantially in the form attached as Schedule 6.6 (the “Twining Notice”) pursuant to the Notice of Right of First Offer between Seller and TP/P Kendall Square LLC, a Delaware limited liability company (“Twining”), including proposing parking and other matters set forth therein, to trigger Twining’s right of first offer under such Notice of Right of First Offer with respect to the Parcel E East Development Rights, and in connection with the Twining Notice Seller may also request that Twining make an offer to purchase Parcel E-1H (notwithstanding the fact that Twining has no right thereto under such Notice of Right of First Offer). In the event that Twining elects to purchase the Parcel E East Development Rights and/or Parcel E-1H and closes its purchase thereof prior to Closing, then such parcel(s) or development rights shall not be conveyed to Purchaser hereunder and the Purchase Price shall be decreased in accordance with the allocation(s) set forth with respect to such parcel(s) or development rights in Section 2.2(a). In the event that (a) Twining does not elect to purchase the Parcel E East Development Rights and/or Parcel E-1H or (b) does elect to purchase the Parcel E

East Development Rights and/or Parcel E-1H but does not close its purchase thereof prior to Closing, Purchaser (as successor-in-interest of Kendall Square LLC) shall perform such transaction and upon the closing, if any, thereunder shall be entitled to payment from Twining on account of Twining’s exercise thereof (and if Twining duly exercises its rights to so purchase the Parcel E East Development Rights and/or Parcel E-1H, its deposit in connection therewith shall be assigned to and assumed by Purchaser at the Closing under this Agreement, and if Twining relinquishes such deposit, then Purchaser shall also be entitled to such deposit). In the event that Twining waives or elects, or is deemed to have elected, not to exercise its rights to purchase any such parcel(s) or development rights, then Purchaser shall assume and perform the same following such waiver or election by Twining. The provisions of this Section 6.6 shall survive the Closing.
     Section 6.7. Thypin Rent Dispute and Environmental Arbitration. Purchaser shall assume responsibility for the Thypin Rent Dispute and the Thypin Environmental Arbitration from and after the Closing. Upon the Closing, Purchaser and Seller shall reasonably cooperate in promptly transferring to Purchaser, and thereafter reasonably cooperating with each other, in Purchaser’s assumption of responsibility for the Thypin Rent Dispute and the Thypin Environmental Arbiration. Such cooperation shall include, without limitation, cooperation by Seller’s counsel that is currently representing Seller in connection with such matters and Seller’s continuing cooperation with Purchaser and Purchaser’s counsel with respect to furnishing responses to discovery requests, assisting Purchaser with responses to interrogatories, furnishing testimony at depositions and at trial and generally being available to Purchaser and its counsel to provide information with respect to such matters, all of the foregoing to be furnished without charge to Purchaser. By assuming the Thypin Environmental Arbitration, Purchaser shall only assume such arbitration proceeding and matters related thereto, but shall not assume any additional obligation or liability with respect to environmental matters other than those obligations and liabilities that Purchaser has either expressly assumed under this Agreement or assumes under applicable law on account of its ownership of the Property.
     Section 6.8. Twining Documents. Twining is entitled to an amendment to the Master Deed and a unit deed in accordance with the Assignment of Development Rights. Without limiting the generality of any other provision of this Agreement, in the event that Seller executes, delivers and records prior to Closing any such documents that are required to be executed, delivered and recorded under the Assignment of Development Rights, such actions shall not (x) constitute a default under this Agreement by Seller, (y) affect the Purchase Price or (z) affect any other obligation of Purchaser under this Agreement. Seller is entitled to a unit deed conveying Parcel E-1H in accordance with the Turnkey Space Agreement. In the event that such conveyance occurs prior to Closing, subject to the provisions of Section 6.6 above, then the units constituting Parcel E-1H shall be a portion of the Property and, at Closing Seller shall provide Purchaser with a unit deed for Parcel E-1H conveying such parcel to Purchaser in accordance with this Agreement.
ARTICLE 7
     Section 7.0. No Other Representations. Except as otherwise expressly set forth in this Article 7, Purchaser and Seller specifically agree that neither is relying on any statements,

representations or warranties of any kind whatsoever, express or implied, from the other party or any other Person acting by, under or through the other party. Purchaser acknowledges the legal significance of the foregoing and acknowledges that such agreement is a material inducement to Seller’s willingness to enter into this Agreement.
     Section 7.1. Purchaser’s Representations. Purchaser warrants and represents to Seller as of the date hereof as follows:
     (a) Purchaser is an experienced and sophisticated purchaser of commercial real estate projects such as the Property and, prior to the end of the Study Period, it will have had a full, complete and fair opportunity to conduct such investigations, examinations, inspections and analyses of the Property as Purchaser, in its absolute discretion, may deem appropriate. PURCHASER IS PURCHASING THE PROPERTY “AS-IS, WHERE IS AND WITH ALL FAULTS” IN ITS PRESENT CONDITION, SUBJECT TO REASONABLE USE, WEAR, TEAR, CONSTRUCTION ACTIVITIES AND NATURAL DETERIORATION BETWEEN THE DATE HEREOF AND THE CLOSING DATE AND FURTHER AGREES THAT NEITHER SELLER NOR ANY AGENT, DIRECT OR INDIRECT PARTNER, DIRECT OR INDIRECT MEMBER, EMPLOYEE OR REPRESENTATIVE OF THE FOREGOING (i) SHALL BE LIABLE FOR ANY LATENT OR PATENT DEFECTS IN THE PROPERTY OR (ii) HAVE MADE ANY REPRESENTATION WHATSOEVER REGARDING THE PROPERTY OR ANY PART THEREOF, THE CONSTRUCTION OR ANY OTHER THING RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, AND (iii) PURCHASER, IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, HAS NOT AND DOES NOT RELY UPON ANY STATEMENT, INFORMATION, OR REPRESENTATION TO WHOMSOEVER MADE OR GIVEN, WHETHER TO PURCHASER OR OTHERS, AND WHETHER DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, MADE BY ANY PERSON, EXCEPT AS EXPRESSLY SET FORTH HEREIN. IN ADDITION TO THE FOREGOING, PURCHASER REPRESENTS THAT BEFORE THE EXPIRATION OF THE STUDY PERIOD PURCHASER WILL HAVE EXAMINED THE PROPERTY, THE REPORTS, THE DUE DILIGENCE MATERIALS AND SUCH CONSTRUCTION, DESIGN AND OTHER MATTERS AS IT DEEMS APPROPRIATE, AND WILL BE FAMILIAR WITH THE PHYSICAL AND ENVIRONMENTAL CONDITION OF THE PROPERTY AND WILL HAVE CONDUCTED SUCH OTHER INVESTIGATION OF THE AFFAIRS AND CONDITION OF THE PROPERTY AS PURCHASER CONSIDERS APPROPRIATE. NEITHER SELLER, NOR ANY AFFILIATE OF SELLER, NOR ANY AGENT, DIRECT OR INDIRECT PARTNER, DIRECT OR INDIRECT MEMBER, EMPLOYEE OR REPRESENTATIVE OF THE FOREGOING HAVE MADE OR WILL BE ALLEGED TO HAVE MADE ANY ORAL OR WRITTEN REPRESENTATIONS, WARRANTIES, PROMISES OR GUARANTIES WHATSOEVER TO PURCHASER, WHETHER EXPRESS OR IMPLIED, AND, IN PARTICULAR, NO SUCH REPRESENTATIONS, WARRANTIES, PROMISES OR GUARANTIES HAVE BEEN MADE OR WILL BE MADE OR WILL BE ALLEGED TO HAVE BEEN MADE WITH RESPECT TO THE PHYSICAL CONDITION, CONSTRUCTION, DESIGN, ENVIRONMENTAL CONDITION OR OPERATION OF THE PROPERTY, THE ACTUAL OR PROJECTED REVENUE AND EXPENSES OF THE PROPERTY, THE PERMITS, ZONING AND OTHER LAWS, REGULATIONS AND RULES

APPLICABLE TO THE PROPERTY OR THE COMPLIANCE OF THE PROPERTY THEREWITH, THE CONSTRUCTION, DESIGN, CONDITION OR SAFETY OF THE PROPERTY, OR ANY IMPROVEMENTS THEREON OR ANY UTILITIES AND SERVICES WITH RESPECT THERETO OR THE CONDITIONS OF ANY SOILS AND GEOLOGY, LOT SIZE, OR SUITABILITY OF THE PROPERTY OR ITS IMPROVEMENTS FOR A PARTICULAR PURPOSE, THE QUANTITY, QUALITY OR CONDITION OF ANY PERSONAL PROPERTY OR FIXTURES, THE USE OR OCCUPANCY OF THE PROPERTY OR ANY PART THEREOF OR ANY OTHER MATTER OR THING AFFECTING OR RELATED TO THE PROPERTY OR THE TRANSACTIONS CONTEMPLATED HEREBY, EXCEPT AS, AND SOLELY TO THE EXTENT SPECIFICALLY SET FORTH HEREIN. EXCEPT AS, AND SOLELY TO THE EXTENT, SPECIFICALLY SET FORTH HEREIN, NEITHER SELLER, NOR ANY AGENT, DIRECT OR INDIRECT PARTNER, DIRECT OR INDIRECT MEMBER, EMPLOYEE OR REPRESENTATIVE OF THE FOREGOING HAVE MADE OR WILL MAKE ANY ORAL OR WRITTEN REPRESENTATIONS, WARRANTIES, PROMISES OR GUARANTIES WHATSOEVER TO PURCHASER, WHETHER EXPRESS OR IMPLIED, AND, IN PARTICULAR, THAT NO SUCH REPRESENTATIONS, WARRANTIES, PROMISES OR GUARANTIES HAVE BEEN MADE OR WILL BE ALLEGED TO HAVE BEEN MADE WITH RESPECT TO THE TRUTH, ACCURACY OR COMPLETENESS OF ANY MATERIALS, REPORTS, DATA OR OTHER INFORMATION, INCLUDING WITHOUT LIMITATION THE CONTENTS OF THE BOOKS AND RECORDS OF SELLER OR REPORTS OR OTHER MATTERS LISTED ON EXHIBITS OR SCHEDULES TO THIS AGREEMENT OR REFERRED TO HEREIN, THE DUE DILIGENCE MATERIALS, PHYSICAL CONDITION AND ENVIRONMENTAL SURVEYS, INFORMATIONAL BROCHURES WITH RESPECT TO THE PROPERTY, QUESTIONNAIRES (INCLUDING REIT QUESTIONNAIRES), RENT ROLLS, ANY INFORMATION PROVIDED UNDER SECTION 11.20 OR IN CONNECTION WITH ANY OTHER REQUEST OF PURCHASER OR INCOME AND EXPENSE STATEMENTS, WHICH SELLER OR ITS REPRESENTATIVES MAY HAVE DELIVERED, MADE AVAILABLE OR FURNISHED TO PURCHASER IN CONNECTION WITH THE PROPERTY, AND PURCHASER REPRESENTS, WARRANTS AND AGREES THAT ANY SUCH MATERIALS, QUESTIONNAIRES, DATA AND OTHER INFORMATION DELIVERED, MADE AVAILABLE OR FURNISHED TO PURCHASER HAVE BEEN DELIVERED, MADE AVAILABLE OR FURNISHED TO PURCHASER AS A CONVENIENCE AND ACCOMMODATION ONLY AND PURCHASER EXPRESSLY DISCLAIMS ANY INTENT TO RELY ON ANY SUCH MATERIALS, QUESTIONNAIRES, DATA AND OTHER INFORMATION. PURCHASER HAS ENTERED INTO THIS AGREEMENT, AFTER HAVING MADE AND RELIED SOLELY ON ITS OWN INDEPENDENT INVESTIGATION, INSPECTION, ANALYSIS, APPRAISAL, EXAMINATION AND EVALUATION OF THE FACTS AND CIRCUMSTANCES. PURCHASER HAS NOT RELIED UPON ANY SUCH REPRESENTATIONS, WARRANTIES, PROMISES OR GUARANTIES OR UPON ANY STATEMENTS MADE IN ANY INFORMATIONAL BROCHURE WITH RESPECT TO THE PROPERTY AND HAS ENTERED INTO THIS AGREEMENT AFTER HAVING MADE AND RELIED SOLELY ON ITS OWN INDEPENDENT INVESTIGATION, INSPECTION, ANALYSIS, APPRAISAL, EXAMINATION AND EVALUATION OF THE FACTS AND CIRCUMSTANCES AND THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED HEREIN.

PURCHASER ACKNOWLEDGES THAT THE DESIGN AND/OR CONSTRUCTION OF THE PROPERTY MAY NOT BE IN COMPLIANCE WITH THE AMERICANS WITH DISABILITIES ACT OF 1990, AS AMENDED AND OTHER LAWS, AND SELLER MAKES NO REPRESENTATIONS WITH RESPECT TO SAME. WITHOUT LIMITING THE FOREGOING, NEITHER SELLER, NOR ANY AGENT, DIRECT OR INDIRECT PARTNER, DIRECT OR INDIRECT MEMBER, EMPLOYEE OR REPRESENTATIVE OF THE FOREGOING HAS MADE ANY REPRESENTATION OR WARRANTY WHATSOEVER REGARDING HAZARDOUS MATERIALS OF ANY KIND OR NATURE ON, ABOUT OR WITHIN THE PROPERTY OR THE PHYSICAL CONDITION OF THE PROPERTY AND PURCHASER AGREES TO ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION OR DESIGN DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INVESTIGATIONS OR ANY OTHER INFORMATION PURCHASER HAS REVIEWED. NOTWITHSTANDING ANY OF THE FOREGOING, THE FOREGOING REPRESENTATION OF PURCHASER IS NOT INTENDED TO LIMIT, AND IS SUBJECT TO, THE SELLER REPRESENTATIONS.
     (b) Purchaser is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Maryland. The Person(s) executing this Agreement on behalf of Purchaser has been duly authorized to do so and this Agreement constitutes the valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms;
     (c) There are no actions, suits or proceedings pending or, to the knowledge of Purchaser, threatened in writing, against or affecting Purchaser which, if determined adversely to Purchaser, would adversely affect its ability to perform its obligations hereunder;
     (d) Purchaser has full right, power and authority and is duly authorized to enter into this Agreement, to perform each of the covenants on its part to be performed hereunder and to execute and deliver, and to perform its obligations under all documents required to be executed and delivered by it pursuant to this Agreement;
     (e) Neither the execution, delivery or performance of this Agreement nor compliance herewith (a) conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under (1) the charter documents or by-laws of Purchaser, (2) to Purchaser’s knowledge, any law or any order, writ, injunction or decree of any court or governmental authority, or (3) any agreement or instrument to which Purchaser is a party or by which it is bound or (b) results in the creation or imposition of any lien, charge or encumbrance upon its property pursuant to any such agreement or instrument; and

     (f) No authorization, consent or approval of any governmental authority (including courts) is required for the execution and delivery by Purchaser of this Agreement or the performance of its obligations hereunder.
     (g) As of the Closing Date, Purchaser will have the financial resources necessary to consummate the transactions contemplated under this Agreement (but nothing herein shall be construed to grant Purchaser any financing contingency.)
     (h) As of the end of the Study Period, Purchaser will have inspected (and will be deemed to have inspected and to have knowledge of) all of the documents referred to in this Agreement (including those made available through the Due Diligence Materials) and any others delivered, or made available for review to Purchaser for inspection and that in such inspection Purchaser will be deemed not to have discovered any matter which would form the basis for a claim by Purchaser that Seller has breached any representation, warranty or covenant of Seller made in this Agreement; provided that the provisions of this sentence shall not apply to the representations or warranties set forth in clauses (b)(i), (b)(ii), (b)(iii), (b)(iv)(a), (b)(vi), (b)(vii) or (c)(v) of Section 7.2; and provided further that the foregoing shall not diminish Purchaser’s rights under Section 5.2. Notwithstanding anything to the contrary set forth in this Agreement, if prior to the Closing Purchaser has or obtains knowledge (or is deemed to have knowledge) that any of Seller’s representations or warranties set forth in Section 7.2 are untrue in any respect, and Purchaser nevertheless proceeds with the Closing despite such knowledge or deemed knowledge (as opposed to exercising its rights, to the extent applicable, under Section 10.3), then such knowledge shall be attributed to Purchaser and the breach by Seller of the representations and warranties as to which Purchaser shall have such knowledge shall be waived by Purchaser, such representations and warranties shall be deemed modified to conform them to the information about which Purchaser had or is deemed to have had such knowledge and Seller shall have no liability to Purchaser, or its successors or assigns in respect thereof.
     Section 7.2. Seller’s Representations. Each of the entities included in the term Seller warrants and represents to Purchaser as of the date hereof as follows as to such entity, each given representation and warranty being made severally by and solely by the respective Seller with respect to matters concerning that Seller or property owned by such Seller:
     (a) Representations Concerning Seller
     (i) (A) Each Seller (other than Lyme/Houston Development I, LP) is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and is duly registered as a foreign limited liability company in the Commonwealth of Massachusetts;
          (B) Lyme/Houston Development I, LP is a Delaware limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and is duly registered as a foreign limited partnership in the State of Texas;
          (C) The Person(s) executing this Agreement on behalf of each Seller has been duly authorized to do so and this Agreement constitutes the valid and legally binding obligation of such entity, enforceable against such entity in accordance with its terms;
     (ii) Except as set forth in the attached Schedule 7.2(b), there are no actions, suits or proceedings pending or, to the knowledge of each Seller, threatened in writing, against or affecting each Seller which, if determined adversely to such entity, would adversely affect its ability to perform its obligations hereunder;
     (iii) Each Seller has full limited liability company right, power and authority and is duly authorized to enter into this Agreement, to perform each of the covenants on its part to be performed hereunder and to execute and deliver, and to perform its obligations under all documents required to be executed and delivered by it pursuant to this Agreement;
     (iv) Except as set forth in attached Schedule 7.2(a), neither the execution, delivery or performance of this Agreement nor compliance herewith nor the conveyance of the Property to Purchaser (a) results or will result in a breach of or constitutes or will constitute a default under (1) the charter documents or by-laws of any Seller, (2) to each Seller’s knowledge, any law or any order, writ, injunction or decree of any court or governmental authority, or (3) subject to the Twining Notice, any matters set forth in Schedule 6.1(r) and obtaining applicable Certificates, any agreement or instrument to which any Seller is a party or by which any Seller is bound or (b) results in the creation or imposition of any lien, charge or encumbrance upon its property pursuant to any such agreement or instrument;
     (v) No authorization, consent, or approval of any governmental authority (including courts) is required for the execution and delivery by Seller of this Agreement or the performance of its obligations hereunder;
     (vi) Seller is not a “foreign person” as defined in Section 1445 of the Code;
            (b) Representations Concerning the Real Property
     (i) Except as may be set forth in the attached Schedule 7.2(b), to each Seller’s knowledge, such entity has received no written notice from any governmental authority that there currently is any condemnation or eminent domain proceeding pending or threatened against the Real Property,
     (ii) Except as may be set forth in the attached Schedule 7.2(b), to each Seller’s knowledge, such entity has not received any written notice of any pending or threatened litigation against such entity that would, in the reasonable judgment of such entity and if determined adversely to such entity, materially and adversely affect Purchaser or the Real Property following Closing.
     (iii) Except as may be set forth in the attached Schedule 7.2(b), and except as set forth in the Due Diligence Materials, to each Seller’s knowledge, such entity has received no written notice from any governmental authority requiring the correction of any condition with respect to the Real Property on account of a material violation of any applicable federal, state, county or municipal law, code, rule or regulation, which has not been cured or waived.
     (iv) To each Seller’s knowledge, (a) each applicable entity has made available to Purchaser copies that are complete in all material respects of the Leases, the Major Line Item Contracts, the Miscellaneous Consultant Agreements, the Property Management Agreements, the Master Deed, the CER Declaration, the Environmental Insurance Policies, the Other Matters, the Brokerage Agreements, the Reports and the Permits, and except as may be set forth in the attached Schedule 7.2(b), no written notice of default has been given under any of the Leases, the Brokerage Agreements, the Major Line Item Contracts, the Miscellaneous Consultant Agreements, the Property Management Agreements, the Master Deed, the CER Declaration, the Environmental Insurance Policies or the Other Matters either by or to any such entity alleging a material default, which default has not been cured or waived; (b) Contractor’s Services have been listed on the attached Schedule 7.2(b)(iv)- 7(A); (c) Architect’s Services have been listed on the attached Schedule 7.2(b)(iv)-7(B), (d) the Leases, the Major Line Item Contracts, the Property Management Agreements, the Master Deed, the Environmental Insurance Policies and the CER Declaration are in full force and effect and enforceable in accordance with their terms; and (e) assuming that Purchaser does not assume the Seller Mortgage, the Leases, the Major Line Item Contracts, the Miscellaneous Consultant Agreements, the Environmental Insurance Policies, the Other Matters and the Permitted Exceptions constitute all of the material agreements to which Seller is a party in connection with the construction of the Major Line Item Project or the use or operation of the Real Property that will be binding on Purchaser or the Real Property following the Closing (to the extent assumed pursuant to the terms of this Agreement).
     (v) Rogers Street, LLC has provided or made available to Purchaser true, correct and complete copies of the Plans and Specifications.
     (vi) Schedule 7.2(b)(iv)-4 lists all brokerage fees and expenses based upon agreements entered into by any Seller for which Purchaser will be liable after the Closing.
     (vii) Except as set forth in this Agreement with respect to the Twining Notice, Seller and the Seller Parties have no commitment or legal obligation, absolute or contingent, to any Person other than Purchaser to sell, assign, transfer or effect a sale of any of the Property (other than inventory in the ordinary course of business), to sell or effect a sale of capital stock or partnership interests, as applicable, of the Seller or any Seller Party, to effect any merger, consolidation, liquidation or dissolution or other reorganization of Seller or any Seller Parties, or to enter into any agreement or cause the entering into of any agreement with respect to any of the foregoing.
     (viii) Except as set forth in Schedule 7.2(b)(viii), Seller has not conveyed any development rights under the Master Deed or the CER Declaration.

     (ix) Except as (x) set forth in deed covenants that are recorded with the Middlesex South Registry of Deeds, (y) set forth in parking leases, notices of which are recorded with said Deeds and (z) as may be granted to Twining in connection with the Twining Notice, no Person has parking rights with respect to the Kendall Square Real Property (other than agreements that are terminable by Seller upon 30 days’ notice).
     (x) Except as set forth in Schedule 7.2(b)(x), the only Major Line Item Contracts are the Arrowstreet Agreement and the Linbeck Contract.
         (c) Representations Concerning the Personal Property
     (i) Except as may be set forth in the attached Schedule 7.2(b), to each Seller’s knowledge, such entity has received no written notice from any governmental authority that there currently is any condemnation or eminent domain proceeding pending or threatened against the Personal Property.
     (ii) Except as may be set forth in the attached Schedule 7.2(b), to each Seller’s knowledge, such entity has not received any written notice of any pending or threatened litigation against such entity that would, in the reasonable judgment of such entity and if determined adversely to such entity, materially and adversely affect Purchaser or the Personal Property following Closing.
     (iii) Except as may be set forth in the attached Schedule 7.2(b), to each Seller’s knowledge, such entity has received no written notice from any governmental authority requiring the correction of any condition with respect to the Personal Property on account of a material violation of any applicable federal, state, county or municipal law, code, rule or regulation, which has not been cured or waived.
     (iv) To each Seller’s knowledge, such entity has neither assigned nor otherwise transferred its right, title or interest in and to the Personal Property, nor does any Person hold any lien granted by Seller on the Personal Property other than through a Seller Mortgage (which Seller Mortgage lien shall be terminated at Closing).
     (v) The attached Schedule 7.2(c)(v) sets forth all material tangible personal property owned or leased by Seller that is used or held for use by Seller in connection with the operation, management, maintenance or use of the Real Property.
     Section 7.3. Knowledge; Breach.
     (a) For all purposes of this Agreement, including Section 7.2, “knowledge” with respect to each of the entities included in the term Seller shall mean matters as to which David Clem, Robert L. Green or George Lightbody have actual knowledge without any duty or responsibilities to make any inquiry, review or investigation.

     (b) As used in this Agreement the phrase “deemed to know” (or words of similar import) shall have the following meaning: Purchaser shall be “deemed to know” that a representation or warranty of Seller (other than the representations or warranties set forth in clauses (b)(i), (b)(ii), (b)(iii), (b)(iv)(a), (b)(vi), (b)(vii) or (c)(v) of Section 7.2) is untrue, inaccurate or incorrect to the extent that this Agreement, the Reports, Due Diligence Materials, documents, studies, reports and other information made available by Seller to Purchaser or its agents prior to the commencement of the Restricted Period, or any Certificate contains information which is inconsistent with such representation or warranty.
     (c) Seller shall have the right to amend and otherwise modify the Certificates and the Schedules and Exhibits attached hereto and amend and otherwise modify the representations and warranties made by Seller prior to the commencement of the Restricted Period by written notice thereof to Purchaser, and if Purchaser fails to terminate this Agreement as provided in Section 5.2, this Agreement shall conclusively be deemed amended to incorporate all such amendments and modifications. Following the commencement of the Restricted Period and prior to the Closing, Seller shall have the right to amend and otherwise modify the Certificates and the Schedules and Exhibits attached hereto and amend and otherwise modify the representations and warranties made by Seller by written notice thereof to Purchaser (an “Update”). With respect to any Update, Purchaser shall have five (5) Business Days (the “Update Termination Period”) commencing upon Purchaser’s receipt of written notice of such Update, during which Purchaser may terminate this Agreement (except for the Surviving Obligations), but only on account of such Update, by written notice to Seller and receive a refund of the Deposit. In the event that any Update Termination Period commences less than five (5) Business Days prior to the Closing, then the Closing may be adjourned by Purchaser for a period of up to five (5) Business Days such that Purchaser may review such Update and the Closing shall be adjourned until the next Business Day following the expiration of such period. In the event that Purchaser does not terminate this Agreement during an applicable Update Termination Period, then Purchaser shall have no right to terminate this Agreement on account of such Update, and this Agreement shall conclusively be deemed amended to incorporate such Update.
     (d) Seller and Purchaser agree that, each shall, subject always to Article 10 and the limitations set forth therein, be liable for the direct, but not consequential or punitive, damages resulting from any breach of its representations and warranties expressly set forth in Article 7 hereof or in any document or certificate delivered in connection herewith; provided, however, that: (i) such representations and warranties are personal to Seller and Purchaser and, notwithstanding any other provision of this Agreement, may not be assigned to or enforced by any other Person; provided, however, that Purchaser may assign the Seller Representations and Purchaser’s rights under this Article 7 to any Permitted Assignee; and (ii) the representations and warranties of Seller set forth in this Agreement or expressly set forth as such in any document or certificate delivered by Seller in connection herewith shall survive the Closing for a period of time expiring on the earlier of (x) nine (9) months following the Closing or (y) December 31, 2007 (such period of time being the “Claim Period”), and no action or proceeding thereon shall be valid or enforceable, at law or in equity, unless (x) Purchaser provides written notice of any potential claim to Seller within the Claim Period, which notice shall describe such potential claim in reasonable detail based upon the information available to Purchaser at such time and (y) a legal proceeding is commenced within forty-five (45) days after Seller’s receipt of such notice.

Notwithstanding the foregoing, Seller shall have no liability for any such breach: (a) regarding which Purchaser or its attorneys, agents or consultants are deemed to know the facts or circumstances prior to Closing; or (b) that was disclosed in this Agreement or any exhibit hereto, in the Due Diligence Materials, or in any other document, study or report delivered or made available by Seller to Purchaser or its attorneys, consultants or agents at or before the Closing (provided that the provisions of this clause (b) shall not apply to the representations or warranties set forth in clauses (b)(i), (b)(ii), (b)(iii), (b)(iv)(a), (b)(vi), (b)(vii) or (c)(v) of Section 7.2). Purchaser further agrees that no claim may or shall be made for any alleged breach of any representations or warranties made by Seller under or relating to this Agreement unless the amount of such claim or claims, individually or in the aggregate, exceeds the Threshold Amount, and such claim or claims shall never, individually or in the aggregate shall never exceed the Damage Cap.
     Section 7.4 Status of Reports. Purchaser understands and acknowledges that any Reports or other information provided to Purchaser is without any representation or warranty, express or implied, as to the completeness or accuracy of the facts, presumptions, conclusions or other matters contained therein. Purchaser has been expressly advised by Seller to conduct an independent investigation and inspection of the Property utilizing experts as Purchaser deems to be necessary for an independent assessment of all liability and risk with respect to the Property. Except for Seller’s Representations, Purchaser shall rely only upon Purchaser’s own investigations and inquiries with respect to all such liability and risk, including all liability and risk with respect to the presence of hazardous materials in, on or around the Property.
ARTICLE 8
Closing
     Section 8.1. Closing Date. Subject to express rights to adjourn or extend the Closing or the Closing Date as provided in this Agreement, the Closing shall be consummated prior to 10:00 a.m. Boston, Massachusetts time on the Closing Date. Unless the parties otherwise agree in writing, the Closing shall be conducted through a customary escrow arrangement with the Title Company and, on or before the Closing Date the Seller shall deliver to the Title Company the documents listed in Section 8.2 and the Purchaser shall deliver to the Title Company the documents and funds described in Section 8.3.
     PURCHASER RECOGNIZES THAT IT IS A MATERIAL CONDITION TO THE OBLIGATIONS OF SELLER UNDER THIS AGREEMENT THAT THE CLOSING BE CONSUMMATED PRIOR TO 10:00 A.M. BOSTON, MASSACHUSETTS TIME ON THE CLOSING DATE. ACCORDINGLY, PURCHASER AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, PURCHASER SHALL NOT BE ENTITLED TO ANY ADJOURNMENT OF THE CLOSING, TIME BEING OF THE ESSENCE AS TO THE PERFORMANCE OF THE OBLIGATIONS OF PURCHASER HEREUNDER ON OR PRIOR TO SUCH DATE.

     Section 8.2. Seller’s Deliveries. At the Closing (or at such later time as set forth in clause (m) below), Seller shall deliver or cause to be delivered to Purchaser, at Seller’s sole expense, the following items, each executed and acknowledged to the extent appropriate:
     (a) The Massachusetts Deeds and the Texas Deed;
     (b) The Assignment and Assumption of Ground Lease with respect to the Rogers Street Real Property;
     (c) A non-foreign person affidavit sworn to by Real Property Seller as required by Section 1445 of the Code;
     (d) Such evidence or documents as may be reasonably required by the Title Company so that the Title Company may deliver the Title Policy without exceptions relating to: (i) mechanics’ or materialmen’s liens; (ii) parties in possession; and (iii) the status and capacity of Seller and the authority of the Person or Persons who are executing the various documents on behalf of Seller in connection with the sale of the Property to Purchaser;
     (e) A duly-executed Closing Statement;
     (f) The Assignment and Assumption Agreement;
     (g) The Tenant Estoppel Certificates, any Seller’s Estoppel Certificates, the Rogers Street Ground Landlord’s Consent to Assignment and any other Certificates to be delivered pursuant to Section 6.1;
     (h) The Statements and the Property Manager’s Statements;
     (i) The Post-Closing Escrow Agreement;
     (j) Any transferable bonds, warranties or guaranties that relate to the Property and are in Seller’s possession and control, cash security for the Com Energy letter of credit described in Section 8.4(c) and any letter of credit security deposits delivered to Seller under the Leases, and each such document or instrument that is reasonably required to transfer any such items to Purchaser (and Seller shall deliver any of the foregoing directly to any lender that Purchaser designates in writing to Seller at least five (5) Business Days before the Closing);
     (k) A notice letter to all Tenants notifying them of the transfer of the Leases and any security deposits and last months’ rent, so called, and the address to which rents thereunder should be paid;
     (l) A notice letter to parties to the Brokerage Agreements, the Major Line Item Contracts, the Miscellaneous Consultant Agreements, the Property Management Agreements, the Environmental Insurance Policies, the Master Deed, the CER Declaration and the Other Matters notifying them of the assignment of such documents; and

     (m) The following shall be delivered to Purchaser within ten (10) Business Days following the Closing:
     (i) To the extent that the following are in the possession or control of Seller, the original (or copies if only a copy is available) of the Leases, the Miscellaneous Consultant Assignments, the Major Line Item Contracts, the Brokerage Agreements, the Environmental Insurance Policies, the Other Matters and any and all building plans, surveys, site plans, engineering plans and studies, utility plans, landscaping plans, drawings and specifications, marketing artwork, warranties book and other documentation concerning all or any part of the Property (provided, however, Seller may keep copies of any of the foregoing); provided however, at Purchaser’s request, Seller will provide any of such information in electronic format, if the same is in the possession or control of Seller unless the same is in a proprietary format of a computer program, other computer software or under a licensing agreement that Seller is not transferring.
     Section 8.3. Purchaser’s Deliveries. At the Closing, Purchaser shall deliver to Seller the following items each executed and acknowledged to the extent appropriate:
     (a) Immediately available federal funds sufficient to pay the Purchase Price (less the Deposit and subject to apportionments and adjustments as set forth herein) and Purchaser’s share of all escrow costs and closing expenses;
     (b) Such evidence or documents as may reasonably be required by the Title Company evidencing the status and capacity of Purchaser and the authority of the Person or Persons who are executing the various documents on behalf of Purchaser in connection with the purchase of the Property;
     (c) A duly executed counterpart of the Closing Statement;
     (d) A duly executed counterpart of the Assignment and Assumption Agreement;
     (e) A duly executed counterpart of the Assignment and Assumption of Ground Lease;
     (f) A duly executed counterpart of the Post-Closing Escrow Agreement;
     (g) Duly executed counterparts of the Statements and the Property Manager’s Statements;
     (h) Duly executed counterparts of the Miscellaneous Consultant Consents; and
     (i) A duly executed Thypin Guaranty Indemnity.
     Section 8.4. Costs and Prorations.
     (a) General. The following listed items allocable to the Property will be adjusted to the payment period that includes the date of Closing and shall be prorated between Seller and Purchaser as of the Closing Date in accordance with this Section 8.4. All such items attributable to the period prior to the Closing Date shall be credited or charged to Seller, and all such items attributable to the period commencing on the Closing Date shall be credited or charged to Purchaser. The provisions of this Section 8.4 shall survive the Closing. No prorations shall be made with respect to the Major Line Items, as such matters are treated in accordance with Section 2.2 of this Agreement.
     (b) Rents: Rents and other charges payable by tenants under the Leases (“Rents”) shall be apportioned as and when collected. Any Rents collected by Purchaser (which shall include Rents collected by any agent acting for Purchaser) subsequent to the Closing (whether due and payable prior to or subsequent to the Closing Date) shall be adjusted as of the 11:59 p.m. on the Closing Date (the “Adjustment Point”), and any portion thereof properly allocable to periods prior to the Adjustment Point, net of costs of collection properly allocable thereto, if any, shall be paid by Purchaser to Seller (or such parties as may be directed by Seller) promptly after the collection thereof by Purchaser, but subject to the further provisions of this Section in the case of Rents due prior to the Adjustment Point. If prior to the Closing any entity within the term Seller have collected any Rents (which shall include Rents collected by any agent acting for such parties) which are properly allocable in whole or in part to periods subsequent to the Adjustment Point, the portion thereof so allocable to periods subsequent to the Adjustment Point, net of costs of collection properly allocable thereto, if any, shall be credited to Purchaser by Seller at the Closing. As used in this Section the term “costs of collection” shall mean and include reasonable attorneys’ fees and other costs incurred by Purchaser or Seller in collecting any Rents, but shall not include the regular fees payable to any property manager for the Property, the payroll costs of any of Seller’s employees or any other internal costs or overhead of Seller or Purchaser.
1.	Ten (10) business days prior to the Closing, Seller shall deliver to Purchaser a list of all tenants which are delinquent in payment of Rents, which list shall set forth the amount of each such delinquency, the period to which each such delinquency relates and the nature of the amount due itemizing separately, as applicable, fixed monthly rent, tax reimbursements, common area maintenance, operating expense escalations, electric charges, charges for tenant services, charges for overtime services, percentage rent and other charges, if any. Any amount collected by Purchaser after the Closing Date, from tenants who owe Rents for periods prior to the Closing Date, shall be applied (i) first, in payment of Rents for the month in which the Closing Date occurs (the “Closing Month”), and in payment of Rents for the periods following the Closing Month and (ii) second, in payment of Rents for the periods preceding the Closing Month. Each such amount, less any costs of collection (including reasonable counsel fees) reasonably allocable thereto, shall be adjusted and prorated as provided above, and the party who receives such amount shall promptly pay over to the other party the portion thereof to which it is so entitled.

2.	Purchaser shall use commercially reasonable efforts to bill and collect any delinquencies set forth on the list delivered by Seller pursuant to this Section for a period of six (6) months after the Closing and the amount thereof, as, when and to the extent collected by Purchaser, shall, if due to Seller pursuant to the provisions of this Section, be paid by Purchaser to Seller (or such parties as directed by

Seller), less any costs of collection (including reasonable counsel fees) reasonably allocable thereto, promptly after the collection thereof by Purchaser. In no event shall Purchaser be obligated to institute any actions or proceedings or to seek the eviction of any tenant in order to collect any such delinquencies. Thereafter, Seller shall have the right to sue tenants to collect such delinquencies and Purchaser shall cooperate (but shall not be obligated to spend any money unless Seller have agreed to reimburse Purchaser therefor) with Seller to the extent reasonably necessary, provided, however, Seller shall have no right to cause any such tenant to be evicted or to exercise any other “landlord” remedy (as set forth in the Lease) against such tenant other than to sue for collection.

3.	Following the Closing and upon the written request of Seller, as applicable, Purchaser shall submit or cause to be submitted to Seller, within thirty (30) days after the end of each calendar quarter up to and including the calendar quarter which includes the date that is six (6) months after the Closing Date, but only so long as any delinquencies shall be owed to Seller, a statement which sets forth all collections made by Purchaser from the tenants which owe such delinquencies through the end of such calendar quarter. Seller shall have the right from time to time following the Closing until ninety (90) days after receipt by Seller of the last quarterly statement required hereunder, at Seller’s expense, to examine and audit so much of the books and records of Purchaser as relate to such delinquencies in order to verify the collections reported by Purchaser in such quarterly statements.

4.	Purchaser agrees not to waive or settle any delinquency owed in whole or in part to Seller without the prior written consent of Seller, which consent may be granted or withheld in Seller’s reasonable discretion.

5.	With respect to that portion of Rents which are payable on an annual, semiannual or other non-monthly basis, all such payments which become due after the Closing, to the extent allocable to periods prior to the Adjustment Point, shall be paid by Purchaser to Seller (or such parties as may be directed by Seller) promptly after receipt thereof, subject to costs of collection, if any, properly allocable thereto. With respect to that portion of Rents that are attributable to payments of expenses such as common area maintenance charges, association charges or advertising and promotional charges, such Rents shall be apportioned based on which party paid or will pay the correlating expenses for the relevant period. With respect to that portion of Rents which are billed on an index-based formula or on an estimated basis during the fiscal or other period for which paid, at the end of such fiscal or other period Purchaser shall determine whether the items in question have been over billed or under billed (or over- or under-estimated, as applicable). If there has been an over billing or over-estimation and an over billed/estimated amount has been received, Seller shall, promptly after request by Purchaser, pay to Purchaser the portion of such over billed/estimated amount which is properly allocable to the period prior to the Adjustment Point (to the extent such amount was actually received), and promptly thereafter Purchaser shall reimburse the entire over billed/estimated amount to the tenants which paid the same. If there has been an under billing or under-estimation, the additional amount shall be billed by Purchaser to the tenants and any amount received by Purchaser, net of costs of collection, if any, to the extent properly allocable to periods prior to the Adjustment Point shall promptly be paid by Purchaser to Seller (or such parties as may be directed by Seller). In the event that a tenant requires an audit with respect to an over-billing or under-billing that relates to the time period prior to the Adjustment Point, Purchaser shall promptly notify Seller and Seller may either (i) conduct such audit at its sole cost and expense, in which case Seller shall consult with Purchaser in the conduct of same and Purchaser shall reasonably cooperate with Seller and provide Seller with reasonable access to any books and records reasonably necessary to conduct such audit or (ii) decline to conduct such audit, in which case Seller shall reimburse Purchaser for the reasonable costs incurred by Purchaser to conduct such audit relating to the time period prior to the Adjustment Point. Seller shall maintain all books and records that may be relevant to any audit for the time period required by the respective Lease, and provide Purchaser and the respective Tenant access thereto in connection with any audit that is permitted by such Lease.

6.	Notwithstanding anything to the contrary set forth in this Section, Seller (or such parties as may be directed by Seller) shall be entitled to receive, and Purchaser shall pay to Seller (or such parties as may be directed by Seller) promptly after receipt thereof, net of costs of collection and reasonable attorneys’ fees, if any, properly allocable thereto, (i) all amounts payable by tenants on account of all real estate and personal property taxes, general and special assessments, water and sewer charges, license fees and other fees and charges assessed or imposed by governmental authorities upon the Properties (the “Impositions”) which, pursuant to the terms of this Section, it is Seller’s obligation to pay and discharge (to the extent Seller either paid such amounts or Purchaser received a credit therefor pursuant to this Section), which amounts shall be apportioned between Seller and Purchaser in the same manner as the Impositions to which they relate and (ii) all amounts payable by tenants on account of utilities which, pursuant to the terms of this Section, it is Seller’s obligation to pay and discharge (to the extent Seller either paid such amounts or Purchaser received a credit therefor pursuant to this Section), which amounts shall be apportioned between Seller and Purchaser in the same manner as the utilities to which they relate. Notwithstanding anything to the contrary set forth in this Section, Purchaser shall be entitled to receive, and Seller shall pay to Purchaser promptly after receipt thereof, net of costs of collection and reasonable attorneys’ fees, if any, properly allocable thereto, (i) all amounts payable by tenants on account of Impositions which, pursuant to the terms of this Section, it is Purchaser’s obligation to pay and discharge (to the extent Purchaser either paid such amounts or Seller received a credit therefor pursuant to this Section), which amounts shall be apportioned between Seller and Purchaser in the same manner as the Impositions to which they relate and (ii) all amounts payable by tenants on account of utilities which, pursuant to the terms of this Section, it is Purchaser’s obligation to pay and discharge (to the extent Purchaser either paid such amounts or Seller (or a party designated by Seller) received a credit therefor pursuant to this Section), which amounts shall be apportioned between Seller and Purchaser in the same manner as the utilities to which they relate.

7.	Any advance rental deposits or payments held by Seller on the Closing Date and applicable to periods of time subsequent to the Adjustment Point, and any security deposits held by Seller on the Closing Date, together with any interest thereon, if any, which, under the terms of the applicable Leases, is payable to the tenants thereunder, shall be paid or credited to Purchaser at the Closing.
     (c) Cash Security Deposits/Letters of Credit. Purchaser shall be credited at Closing with: (i) all cash security or other deposits held by or on behalf of Seller with respect to the Property (other than any security deposits held in the form of a letter of credit or other non-cash security); (ii) any rent prepaid beyond the Closing Date; and (iii) any interest earned as of the Closing on cash security deposits or prepaid rent held by or on behalf of Seller, to the extent that such interest is refundable to Tenants under the terms of the applicable Lease or applicable law. The cost of transferring any letter of credit security deposits and the letter of credit described in the following sentence shall be divided evenly between Seller and Purchaser. Reference is made to that certain letter of credit in the amount of One Million Dollars ($1,000,000) with respect to CES matters which Kendall Square LLC has provided and which is secured by One Million Dollars ($1,000,000) of cash held as collateral by the issuing bank. Such cash collateral on account of such letter of credit shall be conveyed to Purchaser along with the other property of Kendall Square LLC at Closing. On account of such cash collateral transfer a credit of One Million Dollars ($1,000,000) shall be provided to Seller at Closing. Notwithstanding the foregoing, if Purchaser can effectuate an arrangement with the beneficiary of such letter of credit prior to Closing such that (x) Purchaser provides replacement security to such Person and (y) the Seller’s letter of credit is returned to Seller at Closing, then no such cash collateral transfer or credit to Seller shall be required at Closing. Seller shall reasonably cooperate with Purchaser in Purchaser’s efforts to provide such replacement security to such Person.
     (d) Taxes. All real estate taxes assessed against the Real Property shall be prorated between Seller and Purchaser on an accrual basis based upon the actual current tax bill. If the most recent tax bill received by Seller before the Closing is not the actual current tax bill, then Seller and Purchaser shall initially prorate the taxes at the Closing by applying 100% of the tax rate for the period covered by the most current available tax bill to the latest assessed valuation, and shall reprorate the taxes retroactively when the actual current tax bill is then available. All real estate taxes accruing before the Closing shall be charged to Seller and all such taxes accruing on and after the Closing shall be charged to Purchaser. Any refunds of real estate taxes made after the Closing shall first be applied to the unreimbursed third-party costs incurred by Seller or Purchaser in obtaining the refund, then shall be paid to Seller (for the period prior to the Closing) and to Purchaser (for the period commencing on and after the Closing). If any proceeding to determine the assessed value of the Real Property or the real estate taxes payable with respect to the Real Property has been commenced before the Effective Date and shall be continuing as of the Closing, Seller shall be authorized to continue to prosecute such proceeding and Purchaser agrees to cooperate as reasonably requested with Seller and to execute any and all documents reasonably requested by Seller in furtherance of the foregoing. Notwithstanding anything herein to the contrary, Seller shall be liable for any “rollback” or similar taxes on the Houston Real Property resulting from any exemption claimed by Seller with respect to the Houston Real Property at any time during which such Houston Real Property was owned by Seller.

     (f) Lease Expenses. Seller shall pay all Seller Lease Expenses and Purchaser shall pay all Purchaser Lease Expenses. At Closing, Purchaser shall reimburse Seller for any and all Purchaser Lease Expenses to the extent the same have been paid by Seller prior to Closing. In addition, at Closing, Purchaser shall assume Seller’s obligations to pay, when due (whether on a stated due date or by acceleration) any Lease Expenses unpaid as of the Closing including without limitation the commissions listed on the attached Schedule 7.2(b)(iv)-4 to become due as therein provided, and Purchaser hereby agrees to indemnify, defend and hold Seller harmless from and against any and all claims for such Lease Expenses which remain unpaid for any reason at the time of Closing, which obligations of Purchaser shall survive the Closing. Each party shall make available to the other all records, bills, vouchers and other data in such party’s control verifying Lease Expenses and the payment thereof. With respect to any construction management fees due to Seller as the landlord under the Leases, all such fees shall be prorated between Seller and Purchaser as of the Closing based upon the information available to the parties at such time, with the actual amount thereof subsequently determined (based on the actual expenditures made during the month in which the Closing occurs on which such fees are based divided by 30 and then multiplied by the number of days in the month prior to and including the date of Closing) and appropriate adjustment made pursuant to Section 8.4(n) below.
     (g) Utilities. Utilities and fuel charges, including water, telephone, sewer, steam, electricity, gas, oil charges and any assignable deposits with utility companies will be adjusted on the basis of current bills and readings obtained by Seller prior to the Closing, with appropriate adjustments pursuant to Section 8.4(n) below made based on actual readings and invoices closer to the Closing and reasonably extrapolated to be as of the Closing.
     (h) License and Permit Fees. Assignable license and permit fees.
     (i) Expenses of Operation. Other expenses of operation and similar items, including without limitation, advertising and marketing expenses.
     (j) Customary Apportionments. Any other operating expenses and any other items relating to the Real Property which, in accordance with customary business practice, customarily would be apportioned between sellers and buyers of real estate. Notwithstanding the foregoing, Seller shall pay all costs of procuring and recording all instruments necessary to be delivered or recorded in order to place title to the Real Property in the condition required hereunder at the Closing.
     (k) CER Declaration. Any common area maintenance charges with respect to the Kendall Square Real Property which are payable under the CER Declaration described in Schedule 4.1.
     (l) Rogers Street Ground Lease. Any amounts payable by Rogers Street, LLC as the tenant under the Rogers Street Ground Lease (based on amounts Rogers Street, LLC claims are due without regard to the Thypin Rent Dispute).
     (m) Bills and Invoices. Except as otherwise specifically provided in this Agreement or in any other written agreement that may be entered into between Seller and Purchaser, Seller has paid or will pay in full, prior to Closing (but subject to apportionment hereunder), all bills and invoices for labor, goods, material and services of any kind relating to the Real Property and utility charges (except if and to the extent such utility charges are billed directly to tenants), that are due and payable on or prior to the Closing, and Purchaser will pay in full, after the Closing (but subject to apportionment hereunder), all bills and invoices for labor, goods, material and services of any kind relating to the Real Property and utility charges (except if and to the extent such utility charges are billed directly to tenants), that are due and payable after Closing.
     (n) Closing Statement. Purchaser and Seller shall cooperate to produce prior to the Closing Date a schedule of prorations and closing costs that is as complete and accurate as reasonably possible (the “Closing Statement”). If any of the aforesaid prorations cannot be calculated accurately on the Closing Date, then they shall be estimated to the extent possible as of the Closing and calculated as soon after the Closing Date as is feasible. All adjustments to initial estimated prorations shall be made by the parties with due diligence and cooperation within sixty (60) days following the Closing, or such later time as may be required to obtain necessary information for proration, by prompt cash payment to the party yielding a net credit from such prorations from the other party. So long as the parties have reasonably cooperated with respect to such adjustments, the provisions of this Section 8.4 shall survive the Closing through the final day of the calendar year following the calendar year in which the Closing occurs, and after such period neither Seller nor Purchaser shall have any further rights or obligations under this Section 8.4.
     (o) Closing Costs. Purchaser and Seller shall each pay their own legal fees related to the preparation of this Agreement and all documents required to settle the transaction contemplated hereby. Purchaser shall pay (i) all costs associated with its due diligence, including the cost of appraisals, architectural, engineering, credit and environmental reports, (ii) all title insurance premiums and charges and all title examination costs, and (iii) all survey costs. Seller shall pay (i) all documentary stamp taxes owing with respect to the Deeds and the Assignment and Assumption of Ground Lease, and (ii) the cost of recording the Deeds and, if any, the Assignment and Assumption of Ground Lease. Purchaser and Seller shall each pay one-half of the Escrow Agent’s fees for acting as escrow agent. All other customary real property purchase and sale closing costs shall be paid by Seller or Purchaser in accordance with the custom in the jurisdiction where the Real Property is located.
ARTICLE 9
Real Estate Commission
     Section 9.1. Commissions. If and when, but only if and when, the Closing is completed and the Purchase Price is paid in full, Seller shall be obligated to pay a real estate commission and/or brokerage fee to Seller’s Broker(s) in accordance with a separate agreement between Seller and Seller’s Broker(s). Seller’s Broker(s) shall indemnify Seller and Purchaser against all claims, costs and liability relating to any broker or other Person claiming by, through or under Seller’s Broker(s). By execution of this Agreement, Seller’s Broker(s) agrees to the foregoing matters. Seller and Purchaser respectively shall indemnify and hold harmless the other on account of all claims of any other brokers or finders claiming by, through, under or on account of dealings with them in any way related to this purchase and sale, including, without limitation, reasonable attorneys’ fees and disbursements incurred by the indemnified party. The provisions of this paragraph shall survive the Closing or termination of this Agreement.
ARTICLE 10
Termination and Default
     Section 10.1. Failure to Perform by Seller. Notwithstanding anything to the contrary contained in this Agreement, if Seller fails to perform in any material respect any covenant of Seller, as applicable, in accordance with the terms of this Agreement or if any of Seller’s Representations shall not be true, correct and complete in any material respect upon Closing, except (a) for changes due to the operation of the Real Property occurring prior to Closing which are not prohibited by this Agreement (therefore there is no breach), (b) if the dollar amount of the damages resulting from any breach of representation or failure to perform any covenant together with all dollar amounts of all other damages resulting from any breach of representation or failure to perform any other covenant is less than Two Hundred Thousand Dollars ($200,000) (in which case the breach is deemed waived by Purchaser, the “Threshold Amount”) or (c) if otherwise waived by Purchaser, then Purchaser’s sole and exclusive remedy shall be either: (i) if and only if the breach by Seller is a breach of any of Seller’s covenants hereunder, sue for specific performance with respect to the performance of same, subject to any limitations expressly set forth in this Agreement; (ii) terminate this Agreement at the Closing (as it may be adjourned under this Agreement) in which event this Agreement, without further action of the parties, shall become null and void and no party shall have any further rights or obligations under this Agreement, except for the return of the Deposit to the Purchaser and the Surviving Obligations; or (iii) waive such default and proceed to Closing without any reduction in, abatement of, or credit against the Purchase Price; if Purchaser fails to make any such election, Purchaser shall be deemed to have elected the remedy set forth in Section 10.1(iii).
     Section 10.2. Notice to Seller. Notwithstanding anything herein to the contrary, Purchaser shall give Seller written notice specifying any failure to perform by Seller of any of Seller’s covenants hereunder or breach of any Seller Representation hereunder, which notice shall be given within five (5) Business Days of the date Purchaser obtains actual knowledge of such breach or failure to perform (or on or prior to the Closing Date, if the date Purchaser obtains such actual knowledge is within 5 Business Days of the Closing Date); if Purchaser fails to deliver such notice within such five-day period (or by Closing, if earlier), such failure or breach shall be deemed waived by Purchaser. Upon receipt of such notice, Seller shall have until Closing (and may adjourn the Closing for up to sixty (60) days if such adjournment is reasonably necessary to cure such breach or failure to perform) to cure such breach or failure to perform. At the option of Seller, Seller may cure such breach or failure to perform by giving Purchaser a credit against the Purchase Price at the Closing for a reasonable estimate of the dollar amount to cure same if quantifiable in excess of the Threshold Amount, but such credit shall only be that amount that exceeds the Threshold Amount.

     Section 10.3. Failure to Perform by Purchaser.
     (a) Notwithstanding anything to the contrary contained in this Agreement, if Purchaser fails to perform in accordance with the terms of this Agreement, or materially breaches its representations or warranties (such failure or breach shall also be deemed a failure of a condition precedent to Seller’s obligations to consummate their respective obligations under this Agreement), the Deposit shall be forfeited to Seller as liquidated damages (which shall be Seller’s sole and exclusive remedy against Purchaser), at which time this Agreement shall be null and void and no party shall have any rights or obligations under this Agreement, except for the Surviving Obligations. Seller and Purchaser acknowledge and agree that (i) the Deposit is a reasonable estimate of and bears a reasonable relationship to the damages that would be suffered and costs incurred by Seller as a result of having withdrawn the Property from sale and the failure of Closing to occur due to a default of Purchaser under this Agreement; (ii) the actual damages suffered and costs incurred by Seller as a result of such withdrawal and failure to close due to a default of Purchaser under this Agreement would be extremely difficult and impractical to determine; (iii) Purchaser seeks to limit its liability under this Agreement to the amount of the Deposit in the event this Agreement is terminated and the transaction contemplated by this Agreement does not close due to a default of Purchaser under this Agreement; and (iv) the Deposit shall be and constitutes valid liquidated damages; provided, however, Purchaser and Seller agree that the liquidated damages do not apply to any indemnity obligation of the Purchaser under this Agreement.
     (b) Notwithstanding anything herein to the contrary, Seller shall give Purchaser written notice specifying any failure to perform by Purchaser of any of Purchaser’s covenants hereunder or breach of any of Purchaser’s representations and warranties hereunder, which notice shall be given within five (5) Business Days of the date Seller obtains actual knowledge of such breach or failure to perform (or on or prior to the Closing Date, if the date Seller obtains such actual knowledge is within five (5) Business Days of the Closing Date); if Seller fails to deliver such notice within such five-day period (or by Closing, if earlier), such failure or breach shall be deemed waived by Seller. Upon receipt of such notice, Purchaser shall have until Closing (and may adjourn the Closing for up to five (5) Business Days if such adjournment is reasonably necessary to cure such breach or failure to perform) to cure such breach or failure to perform. The provisions of this Section 10.3(b) shall not apply to any failure of Purchaser to perform at Closing, which shall be a default under this Agreement for which no notice and cure period is provided.
     Section 10.4. Damage Cap. Notwithstanding anything to the contrary contained in this Agreement, and subject to the limitation of Purchaser’s remedies set forth in Section 10.1, the maximum aggregate liability of the Seller in the aggregate for any and all damages or Claims hereunder or in connection herewith, including without limitation, any Claims for indemnification hereunder and Claims under any documents delivered in connection herewith, shall be Five Million Five Hundred Thousand Dollars ($5,500,000) (the “Damage Cap”); provided, however, that Seller shall not have any liability for any such damages or Claims until the aggregate amount of same is in excess of the Threshold Amount (in which case the amount of said damages or Claims up to the Threshold Amount are deemed waived by Purchaser); and provided further, that Seller shall not be liable for any consequential, special, punitive or indirect damages. The provisions of this Section 10.4 shall survive Closing or earlier termination of this Agreement.

     Section 10.5. Post-Closing Escrow. As security for Seller’s obligations, if any, during the Claim Period, at the Closing Seller shall either (i) deposit in an account designated by the Escrow Agent an amount equal to the Damage Cap in immediately available funds, or (ii) deliver to the Escrow Agent a letter of credit in a form reasonably acceptable to Purchaser in the stated amount of the Damage Cap (such funds, together with any interest earned thereon, net of investment costs, or such Letter of Credit, the “Post-Closing Escrow Funds”). Such Post-Closing Escrow Funds shall be held by Escrow Agent pursuant to the Escrow Instructions in the form attached hereto as Schedule 10.5 (the “Post-Closing Escrow Agreement”) until the expiration of the Claim Period (unless, prior to the expiration of the Claim Period, a claim for such Post-Closing Escrow Funds is made by Purchaser, in which event the Post-Closing Escrow Funds shall continue to be held in accordance with the terms of the Post-Closing Escrow Agreement) and disbursed in accordance with the terms of such Post-Closing Escrow Agreement.
     SECTION 10.6. RELEASE. WITHOUT LIMITING ANY PROVISION IN THIS AGREEMENT, SELLER AND PURCHASER, FOR THEMSELVES AND THEIR SUCCESSORS AND ASSIGNS AND THEIR AFFILIATES, HEREBY RELEASE AND FOREVER DISCHARGE EACH OTHER AND EACH OTHER’S DIRECT AND INDIRECT OWNERS, AND THE MANAGERS, MEMBERS, PARTNERS, BENEFICIAL OWNERS, OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS AND AGENTS, RESPECTIVELY, OF THE FOREGOING, FROM ANY AND ALL CLAIMS, ACTS, DEBTS, DEMANDS, ACTIONS, CAUSES OF ACTION, SUITS, SUMS OF MONEY, GUARANTIES, BONDS, COVENANTS, CONTRACTS, ACCOUNTS, AGREEMENTS, PROMISES, REPRESENTATIONS, RESTITUTIONS, OMISSIONS, VARIANCES, DAMAGES, OBLIGATIONS, COSTS, ENVIRONMENTAL RELEASES, RESPONSE ACTIONS, FEES AND LIABILITIES OF EVERY NAME AND NATURE WHATSOEVER, BOTH AT LAW AND IN EQUITY, KNOWN AND UNKNOWN (ANY OF THE FOREGOING, A “CLAIM”), WHICH THEY AND THEIR SUCCESSORS AND ASSIGNS MAY NOW OR HEREAFTER HAVE WITH RESPECT TO MATTERS EXISTING AS OF THE CLOSING DATE AGAINST ANY OTHER PARTY AND EACH OTHER’S DIRECT OR INDIRECT OWNERS, OR THE MANAGERS, MEMBERS, PARTNERS, BENEFICIAL OWNERS, OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS OR AGENTS, RESPECTIVELY, OF THE FOREGOING, ARISING IN CONNECTION WITH OR IN ANY MANNER RELATED TO THIS AGREEMENT, THE PROPERTY, OR THE TRANSACTIONS CONTEMPLATED HEREBY, EXCEPTING SOLELY THE SURVIVING OBLIGATIONS AND OBLIGATIONS ARISING UNDER THE ASSIGNMENT AND ASSUMPTION AGREEMENT AND ANY OTHER INSTRUMENT OR AGREEMENT DELIVERED IN CONNECTION WITH THE CLOSING.
     SECTION 10.7. SURVIVAL. The provisions of this Article 10 shall survive the Closing or earlier termination of this Agreement.

ARTICLE 11
Miscellaneous
     Section 11.1. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated herein, and it supersedes all prior discussions, understandings or agreements between the parties. All Exhibits and Schedules attached hereto are a part of this Agreement and are incorporated herein by reference.
     Section 11.2. Binding On Successors and Assigns. Subject to Section 11.3, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
     Section 11.3. No Assignment . Neither this Agreement nor any interest hereunder shall be assigned or transferred by Seller or Purchaser; provided, however, that Purchaser may assign its rights hereunder at Closing to any Permitted Assignee, and Purchaser may designate one or more Related Entities or Joint Venture Entities to take title to all or any portion of the Property and to execute and deliver the documents to be executed and delivered by Purchaser hereunder in connection with the Closing. For purposes of clarity, Purchaser shall have the right to assign its right to take title to all or any portion of the Property under this Agreement to one or more Related Entities or Joint Venture Entities solely for the purposes of such entity taking title to all or any portion of the Property and executing such documents, but the Purchaser named herein (i.e., BioMed Realty, L.P.) shall not be released hereunder and shall continue to be liable for all covenants and obligations of “Purchaser” hereunder and shall execute and deliver at Closing any required instruments and documents that “Purchaser” (as opposed to such Related Entities or Joint Venture Entities) may be required to deliver hereunder. The parties acknowledge that this will result in the execution of additional conveyancing documents. As used in this Agreement, the term “Purchaser” shall be deemed to include the initial Purchaser and any permitted designee of the initial Purchaser and all such Purchaser entities shall be jointly and severally liable under this Agreement. Subject to the foregoing, this Agreement shall inure to the benefit of and shall be binding upon Seller and Purchaser and their respective successors and assigns.
     Section 11.4. Waiver. The excuse or waiver of the performance by a party of any obligation of the other party under this Agreement shall only be effective if evidenced by a written statement signed by the party so excusing or waiving. No delay in exercising any right or remedy shall constitute a waiver thereof, and no waiver by Seller or Purchaser of the breach of any covenant of this Agreement shall be construed as a waiver of any preceding or succeeding breach of the same or any other covenant or condition of this Agreement.
     Section 11.5. Governing Law.
     This Agreement shall be governed and interpreted in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the conflicts of laws principles thereof. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING

TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. Any legal action or proceeding with respect to this Agreement or any of the transactions contemplated herein may be brought in the courts of the State of Massachusetts located in the County of Suffolk or of the United States of America for the District of Massachusetts, and, by execution and delivery of this Agreement, each of the parties hereto hereby accepts generally and unconditionally, the exclusive jurisdiction of the aforesaid courts. Each of the parties hereto hereby irrevocably waives, in connection with any such action or proceeding, any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.
     Section 11.6. Counterparts. This Agreement may be executed, including executed by facsimile or electronic signature, in any number of counterparts and it shall be sufficient that the signature of each party appear on one or more such counterparts. All counterparts shall collectively constitute a single agreement. A facsimile or electronic signature to this Agreement shall be sufficient to prove the execution hereof by any Person.
     Section 11.7. Notices. All notices or other communications required or provided to be sent by either party shall be in writing and shall be: (i) sent by United States Postal Service, certified mail, return receipt requested, (ii) sent by any nationally known overnight delivery service for next day delivery, (iii) delivered in person or (iv) sent by facsimile (with a copy delivered by any of the methods set forth in the foregoing (i), (ii) and (iii)). All notices shall be deemed to have been given upon receipt. All notices shall be addressed to the parties at the addresses below:

To Seller:	At the address set forth first above

with a copy to:	Lyme Properties, LLC
23 Main Street
Hanover, New Hampshire 03755
Attn: George Lightbody
Fax: 603.643.0331

and with a copy to:	Lyme Properties, LLC
23 Main Street
Hanover, New Hampshire 03755
Attn: David Clem
Fax: 603.643.0331

and with a copy to:	The Lyme Timber Company
16 On the Common
P.O. Box 266
Lyme, New Hampshire 03768
Attn: David Roby
Fax: 617.225.2133

and with a copy to:	DLA Piper US LLP
33 Arch Street, 26th Floor
Boston, Massachusetts 02110
Attn: Daniel A. Taylor, Esq.
Fax: 617.406.6100

and with a copy to:	Pillsbury Winthrop Shaw Pittman LLP
1650 Tysons Boulevard
McLean, Virginia 22102-4859
Attn: David L. Miller, P.C.
Fax: 703.770.7901

To Purchaser:	At the address set forth first above

with a copy to:	Latham & Watkins LLP
600 West Broadway, Suite 1800
San Diego, California 92101
Attn: Steven Levine, Esq.
Fax: 619.696.7419
     Any address or name specified above may be changed by notice given to the addressee by the other party in accordance with this Section 11.7. The inability to deliver notice because of a changed address of which no notice was given as provided above, or because of rejection or other refusal to accept any notice, shall be deemed to be the receipt of the notice as of the date of such inability to deliver or rejection or refusal to accept. Any notice to be given by any party hereto may be given by the counsel for such party.
     Section 11.8. Attorneys’ Fees. In the event of a proceeding or action by one party against the other party with respect to the interpretation or enforcement of this Agreement, the prevailing party shall be entitled to recover reasonable costs and expenses including reasonable attorneys’ fees and expenses, whether at the investigative, pretrial, trial or appellate level. The prevailing party shall be determined by the court based upon an assessment of which party’s major arguments or position prevailed.
     Section 11.9. IRS Real Estate Sales Reporting. Purchaser and Seller hereby agree that the Escrow Agent shall act as “the person responsible for closing” the transaction which is the subject of this Agreement pursuant to Section 6045(e) of the Code and shall prepare and file all informational returns, including IRS Form 1099-S, and shall otherwise comply with the provisions of Section 6045(e) of the Code.
     Section 11.10. Time Periods. Any reference in this Agreement to the time for the performance of obligations or elapsed time shall mean consecutive calendar days, months, or years, as applicable. In the event the time for performance of any obligation hereunder expires on a day that is not a Business Day, the time for performance shall be extended to the next Business Day.

     Section 11.11. Modification of Agreement. No modification of this Agreement shall be deemed effective unless expressly provided for herein or in writing expressly purporting to modify or amend this Agreement and signed by both Seller and Purchaser.
     Section 11.12. Descriptive Headings; Word Meaning. The descriptive headings of the paragraphs of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement. Words such as “herein”, “hereinafter”, “hereof” and “hereunder” when used in reference to this Agreement, refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires. The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, unless the context otherwise requires. The word “including” shall not be restrictive and shall be interpreted as if followed by the words “without limitation.”
     Section 11.13. Time of the Essence. Time is of the essence of this Agreement and all covenants and deadlines hereunder. Without limiting the foregoing, Purchaser and Seller hereby confirm their intention and agreement that time shall be of the essence of each and every provision of this Agreement, notwithstanding any subsequent modification or extension of any date or time period that is provided for under this Agreement. The agreement of Purchaser and Seller that time is of the essence of each and every provision of this Agreement shall not be waived or modified by any conduct of the parties, and the agreement of Purchaser and Seller that time is of the essence of each and every provision of this Agreement may only be modified or waived by the express written agreement of Purchaser and Seller that time shall not be of the essence with respect to a particular date or time period, or any modification or extension thereof, which is provided under this Agreement.
     Section 11.14. Construction of Agreement. This Agreement shall not be construed more strictly against one party than against another merely by virtue of the fact that it may have been prepared primarily by counsel for one of the parties, it being recognized that each of Purchaser and Seller have contributed substantially and materially to the preparation of this Agreement. Other than contemporaneous instruments executed and delivered of even date, if any, this Agreement contains all of the agreements between the parties relating in any way to the premises and supersedes all prior agreements and dealings between them. There are no oral agreements between the parties relating to this Agreement or the premises. The enumeration of specific examples of a general provision shall not be construed as a limitation of the general provision. Unless a party’s approval or consent is required by the express terms of this Agreement not to be unreasonably withheld, such approval or consent may be withheld in the party’s sole discretion. Nothing herein shall be construed as creating the relationship between the parties of principal and agent, or of partners or joint venturers or any relationship other than seller and buyer. This Agreement and all consents, notices, approvals and all other related documents may be reproduced by any party by any electronic means or by facsimile, photographic, microfilm, microfiche or other reproduction process and the originals may be destroyed; and each party agrees that any reproductions shall be as admissible in evidence in any judicial or administrative proceeding as the original itself (whether or not the original is in existence and whether or not reproduction was made in the regular course of business), and that any further reproduction of such reproduction shall likewise be admissible. If any payment in the nature of interest provided for in this Agreement shall exceed the maximum interest permitted under controlling law, as established by final judgment of a court, then such interest shall instead be at the maximum permitted interest rate as established by such judgment.
     Section 11.15. Limitations on Liability. Notwithstanding anything to the contrary in this Agreement, and subject always to any additional limitations on Seller’s liability set forth elsewhere in this Agreement: (a) Purchaser’s recourse against any party included within the term Seller under this Agreement or any agreement, document, certificate or instrument delivered by such party hereunder, or under any law, rule or regulation relating to the Property, shall be limited to such party’s interest in the Property (or, following the Closing, to the net proceeds of the sale of the Property actually received by such party); (b) the liability of each party that constitutes Seller shall not be joint and several but shall only relate to the property that is being sold by each respective party that constitutes Seller; and (c) in no event shall any of the Seller Parties have any personal liability hereunder or otherwise. The acceptance of the Deeds, the Assignment and Assumption of Ground Lease, and all other performance of Seller at the Closing shall constitute full performance of all of Seller’s obligations hereunder other than the Surviving Obligations.
     Section 11.16. Severability The parties hereto intend and believe that each provision in this Agreement comports with all applicable local, state and federal laws and judicial decisions. If, however, any provision in this Agreement is found by a court of law to be in violation of any applicable local, state, or federal law, statute, ordinance, administrative or judicial decision, or public policy, or if in any other respect such a court declares any such provision to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of all parties hereto that, consistent with and with a view towards preserving the economic and legal arrangements among the parties hereto as expressed in this Agreement, such provision shall be given force and effect to the fullest possible extent, and that the remainder of this Agreement shall be construed as if such illegal, invalid, unlawful, void, or unenforceable provision were not contained herein, and that the rights, obligations, and interests of the parties under the remainder of this Agreement shall continue in full force and effect.
     Section 11.17. No Recording. The provisions hereof shall not constitute a lien on the Property. Neither Purchaser nor its agents or representatives shall record or file this Agreement or any notice or memorandum hereof in any registry of deeds or registry district of the Land Court, including without limitation any lis pendens. If Purchaser breaches the foregoing provision, this Agreement shall, at Seller’s election, terminate, and Seller shall retain the Deposit in accordance with Section 10.2 in addition to such other remedies Seller may have at law or in equity. Purchaser hereby irrevocably appoints Seller as its true and lawful attorney-in-fact, coupled with an interest, for the purpose of executing and recording such documents and performing such other acts as may be necessary to terminate any recording or filing of this Agreement in violation of this provision.
     Section 11.18. No Implied Agreement. Neither Seller nor Purchaser shall have any obligations in connection with the transaction contemplated by this Agreement unless each of Seller and Purchaser, each acting in its sole discretion, elects to execute and deliver this Agreement to the other parties. No correspondence, course of dealing or submission of drafts or final versions of this Agreement between Seller and Purchaser shall be deemed to create any binding obligations in connection with the transaction contemplated hereby, and no contract or obligation on the part of Seller or Purchaser shall arise unless and until this Agreement is fully executed by each of Seller and Purchaser. Once executed and delivered by Seller and Purchaser, this Agreement shall be binding upon them notwithstanding the failure of Escrow Agent or any broker or other Person to execute this Agreement.
     Section 11.19. Environmental Release by Purchaser. Without limiting any provision in this Agreement, Purchaser, for itself and any of its successors and assigns and their affiliates, hereby irrevocably and absolutely waives its right to recover from, and forever releases and discharges, and covenants not to file or otherwise pursue any legal action (whether based on contract, statutory rights, common law or otherwise) against, any Seller Party with respect to any and all suits, actions, proceedings, investigations, demands, claims, liabilities, obligations, fines, penalties, liens, judgments, losses, injuries, damages, settlement expenses or costs of whatever kind or nature, whether direct or indirect, known or unknown, contingent or otherwise (including any action or proceeding brought or threatened or ordered by any governmental authority), including, without limitation, attorneys’ and experts’ fees and expenses, and investigation and remediation costs that may arise on account of or in any way be connected with any Property or any portion thereof including, without limitation, the physical, environmental and structural condition of the Property or any law or regulation applicable thereto, or any other matter relating to the use, presence or discharge of Hazardous Materials on, under, in, above or about the Property. For purposes of this Agreement, the term “Hazardous Materials” means any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant or other material that is hazardous, toxic, ignitable, corrosive, carcinogenic or otherwise presents a risk of danger to human, plant or animal life or the environment or that is defined, determined or identified as such in any federal, state or local law, rule or regulation (whether now existing or hereafter enacted or promulgated) and any judicial or administrative order or judgment, in each case relating to the protection of human health, safety and/or the environment, including, but not limited to, any materials, wastes or substances that are included within the definition of (A) “hazardous waste” in the federal Recourse Conservation and Recovery Act; (B) “hazardous substances” in the federal Comprehensive Environmental Response, Compensation and Liability Act; (C) “pollutants” in the federal Clean Water Act; (D) “toxic substances” in the federal Toxic Substances Control Act; (E) “oil or hazardous materials” in the laws or regulations of any state or commonwealth, and (F) any substance, material, waste, pollutant or contaminant listed or defined as hazardous or toxic under any Environmental Law. The term “Environmental Laws” includes without limitation the Resource Conservation and Recovery Act and the Comprehensive Environmental Response Compensation and Liability Act and other federal laws governing the environment as in effect on the date of this Agreement, together with their implementing regulations, guidelines, rules or orders as of the date of this Agreement, and all state, regional, county, municipal and other local laws, regulations, ordinances, rules or orders that are equivalent or similar to the federal laws recited above or that purport to regulate Hazardous Materials. The provisions of this Section 11.19 shall survive the Closing or any termination of this Agreement.
     Section 11.20. Regulation S-X. Seller shall, and shall request that their accountants, assist Purchaser, at Purchaser’s request and sole cost and expense (which costs and expenses Purchaser covenants to pay promptly when due), by providing information relating to the

Property and its operation that may be reasonably necessary for Purchaser to produce the financial statements required under Rule 3-14 of regulation S-X of the U.S. securities laws (including providing a letter in the form attached hereto as Schedule 11.20). In addition to the above, Seller shall otherwise reasonably cooperate with Purchaser concerning the foregoing. Subject to Seller’s obligations with respect to its representations and warranties hereunder, Purchaser agrees to indemnify the Seller Parties and hold them harmless from and against any and all Claims arising out of the preparation or use by Purchaser of any such information provided by Seller or Seller’s accountants pursuant to this Section 11.20 (but excluding any Claims arising out of the mere discovery of information by Purchaser). The provisions of this Section 11.20 shall survive the Closing or any termination of this Agreement.
     Section 11.21. Indemnification Procedures.
     (a) For purposes of this Section 11.21 the term “Asserting Party” shall mean the party against whom a Claim is asserted and who seeks indemnification under this Agreement, and the term “Defending Party” shall mean the party from whom indemnification is sought under this Agreement.
     (b) If a Claim is made against the Asserting Party which the Asserting Party believes to be covered by the Defending Party’s indemnification obligation under this Agreement, the Asserting Party shall promptly notify the Defending Party of the Claim and, in such notice, shall offer to the Defending Party the opportunity to assume the defense of the Claim within ten (10) Business Days after receipt of the notice (with counsel reasonably acceptable to the Asserting Party). If the Defending Party timely elects to assume the defense of the Claim, the Defending Party shall do so on behalf of both the Asserting Party and the Defending Party, unless both the Asserting Party and the Defending Party are named in the same litigation and representation of both of them by the same counsel would be inappropriate.
     (c) If the Defending Party timely elects to assume the defense of the Claim, the Defending Party shall have the right to settle the Claim on any terms it considers reasonable as long as the settlement shall not require the Asserting Party to render any performance or pay any consideration without its consent and provides for an unconditional release from all liability with respect to such Claim of the Asserting Party.
     (d) If the Defending Party fails timely to elect to assume the defense of the Claim, or if the Defending Party timely elects to assume the defense of the Claim but thereafter fails to defend the Claim with diligence and continuity, the Asserting Party shall have the right, after giving prior written notice to the Defending Party, to take over the defense of the Claim and to settle the Claim on any terms it considers reasonable. Any such settlement shall be valid as against the Defending Party.
     (e) If the Defending Party assumes the defense of a Claim, the Asserting Party may employ its own counsel but such employment shall be at the sole expense of the Asserting Party. If the Defending Party assumes the defense of a Claim but the same counsel may not represent both the Asserting Party and the Defending Party, or if the Defending Party fails timely to assume the defense of the Claim or, after having elected to assume the defense fails to defend the

Claim with diligence and continuity, the Asserting Party may employ its own counsel and such employment shall be at the sole expense of the Defending Party.
     (f) Whether or not the Defending Party elects to assume the defense of a Claim, the Defending Party shall cooperate with the Asserting Party in the defense of the Claim. If the Defending Party elects to assume the defense of a Claim, the Asserting Party will cooperate with the Defending Party in such defense.
     (g) If the Asserting Party is obligated to pay amounts for which it is entitled to be indemnified hereunder, then Defending Party shall be obligated, unless such amounts shall be reimbursed to the Asserting Party within ten (10) days of demand therefor, to pay interest on such amounts thereafter until paid at a per annum rate equal to 2% above the rate announced as its “prime rate” by Citibank, N.A. (or any successor bank thereto).
     (h) If the Asserting Party is obligated to perform repairs or other work in connection with any Claims for which it is entitled to indemnification hereunder then, except in the case of any emergency situation which involves immediate threat of damage or injury to persons or property (as to which no such notice shall be required to be given until the earliest practicable opportunity), the Asserting Party shall give a written notice to Defending Party setting forth the general nature of such repairs or other work and, if the Defending Party fails to commence or, in the case of the foregoing emergency situation assume the continuation of such repairs or other work within ten (10) days after such written notice or, having commenced such repairs or other work, fails to diligently prosecute such repairs or other work to completion, then such Asserting Party shall be entitled to (and shall at all times) perform such repair or other work in a manner which a reasonable and prudent owner of properties similar to the Property located where such Property is located would cause such work to be performed.
     (i) The provisions of this Section 11.21 shall survive the Closing or termination of this Agreement for so long as and be applicable to any indemnity herein that survives the Closing or termination of this Agreement.
     Section 11.22. Existing Loans.
     Purchaser may elect to assume Seller’s existing mortgage financing with respect to the Kendall Square South Garage, the Rogers Street Real Property and the Houston Real Property. Seller will reasonably cooperate with Purchaser (at no cost to Seller) regarding such efforts. If Purchaser so assumes such financing, then (a) Purchaser shall receive a credit for the principal amount of such loan, interest accrued thereon and unpaid through the Closing Date and any other amounts due and payable, but unpaid, on the Closing Date allocable to such loan and (b) Seller shall receive a credit (and Purchaser shall be debited) for all amounts in reserve and/or impound accounts held by the lender under such financing as of the Closing Date, to the extent that all of Seller’s rights in such amounts are transferred to the Purchaser in connection with such assumption. In connection with any such assumption, prior to Closing Seller shall be presented with evidence reasonably acceptable to Seller that the obligations and liabilities of Seller and any guarantor of such loan shall be discharged and released effective as of the Closing.

     Section 11.23. New Lender. Seller (at no cost or liability to Seller or any Seller Parties) shall reasonably cooperate with Purchaser in Purchaser’s efforts to engage a New Lender in connection with the transactions contemplated herein. The foregoing shall in no regard constitute a financing contingency.
     Section 11.24. Further Assurances. In case at any time after the Closing Date any reasonable further action is necessary to carry out the purposes of this Agreement, including, without limitation, the transfer of the Property to Purchaser and obtaining all customary post-closing consents, Seller and Purchaser will take or cause to be taken such further action (including the execution and delivery of such further instruments and documents) as the other party reasonably may request, all without further consideration.
[The balance of this page has intentionally been left blank. Signature pages follow.]

IN WITNESS WHEREOF, Seller and Purchaser hereto have executed this Agreement as of the date first written above.

SELLER:

ROGERS STREET, LLC, a Delaware limited liability company

By:	The Lyme Timber Company, a New Hampshire limited
partnership, its sole Manager

	By:	Woodland Management Associates LLC, a New Hampshire limited liability company, Its General Partner

		By:	/s/ GEORGE LIGHTBODY

			Name:	George Lightbody
			Its:	CFO
			Date:	1/28, 2007

LYME/HOUSTON DEVELOPMENT I, LP, a Delaware limited partnership

By: Lyme/Houston I, LLC, a Delaware limited liability company, its General Partner

By:	Lyme Properties LLC, a New Hampshire limited liability company, its Manager

	By:	/s/ GEORGE LIGHTBODY

		Name:	George Lightbody
		Its:	CFO
		Date:	1/28, 2007

KENDALL SQUARE LLC

By:	Lyme Properties LLC, a New Hampshire limited liability company, its Manager

	By:	/s/ GEORGE LIGHTBODY

		Name:	George Lightbody
		Its:	CFO
		Date:	1/28, 2007

PURCHASER:

BIOMED REALTY, L.P.

By:	/s/ GARY A. KREITZER

	Name:	Gary A. Kreitzer
	Title:	Executive Vice President
	Date:	Jan 29, 2007

By:	/s/ JONATHAN P. KLASSEN

	Name:	Jonathan P. Klassen
	Title:	Vice President
	Date:	Jan 29, 2007

BROKER:

Lyme Properties LLC

By:	/s/ GEORGE LIGHTBODY

	Name:	George Lightbody
	Its:	CFO